Exhibit 13.2

MANAGEMENT’S REPORT

TO THE SHAREHOLDERS OF CASCADES INC.

March 11, 2013

The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and include certain estimates that reflect management’s best judgment.

Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Corporation’s consolidated financial statements and business activities.

The Management of the Corporation is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with IFRS. Such internal control systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit Committee, which comprises outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice - President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an assessment of the effectiveness of the Corporation’s internal control over financial reporting, as at December 31, 2012 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2012.

/s/ Alain Lemaire	/s/ Allan Hogg

Alain Lemaire	Allan Hogg
PRESIDENT AND CHIEF EXECUTIVE OFFICER — KINGSEY FALLS, CANADA	VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER — KINGSEY FALLS, CANADA

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	1

INDEPENDENT AUDITOR’S REPORT

TO THE SHAREHOLDERS OF CASCADES INC.

March 11, 2013

We have audited the accompanying consolidated financial statements of Cascades Inc. and its subsidiaries, which comprise the consolidated balance sheets as at December 31, 2012 and 2011 and the consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Cascades Inc. and its subsidiaries as at December 31, 2012 and 2011 and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ PricewaterhouseCoopers LLP1

CHARTERED PROFESSIONAL ACCOUNTANTS — MONTRÉAL, CANADA

1	FCPA auditor, FCA, public accountancy permit No. A108517

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	2

CONSOLIDATED BALANCE SHEETS

(in millions of Canadian dollars)	NOTE	DECEMBER 31, 2012	DECEMBER 31, 2011
Assets
Current assets
Cash and cash equivalents		20	12
Accounts receivable	7 and 15	513	535
Current income tax assets		22	24
Inventories	8 and 15	497	516
Financial assets	27	15	6
Assets held for sale		—	12

		1,067	1,105

Long-term assets
Investments in associates and joint ventures	9	222	219
Property, plant and equipment	10 and 15	1,659	1,703
Intangible assets	11	200	185
Financial assets	27	13	25
Other assets	12	70	44
Deferred income tax assets	18	128	119
Goodwill and others	11	335	328

		3,694	3,728

Liabilities and Equity
Current liabilities
Bank loans and advances		80	90
Trade and other payables	13	551	539
Current income tax liabilities		1	2
Current portion of provisions for contingencies and charges	14	6	5
Current portion of financial liabilities and other liabilities	16 and 27	74	20
Current portion of long-term debt	15	60	49

		772	705

Long-term liabilities
Long-term debt	15	1,415	1,358
Provisions for contingencies and charges	14	33	33
Financial liabilities	27	36	111
Other liabilities	16	264	249
Deferred income tax liabilities	18	80	107

		2,600	2,563

Equity attributable to Shareholders
Capital stock	19	482	486
Contributed surplus	20	16	14
Retained earnings		567	615
Accumulated other comprehensive loss	21	(87)	(86)

		978	1,029
Non-controlling interest		116	136

Total equity		1,094	1,165

		3,694	3,728

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Alain Lemaire	/s/ Robert Chevrier

Alain Lemaire	Robert Chevrier
DIRECTOR	DIRECTOR

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	3

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

For the years ended December 31 (in millions of Canadian dollars, except per share amounts and number of shares)	NOTE	2012	2011
Sales		3,645	3,625

Cost of sales and expenses	22
Cost of sales (including depreciation and amortization of $199 million; 2011 — $180 million)		3,157	3,247
Selling and administrative expenses		382	362
Gain on acquisitions, disposals and others	24	(1)	(48)
Impairment charges and restructuring costs	25	36	67
Foreign exchange loss (gain)		2	(19)
Loss (gain) on derivative financial instruments	27	(6)	8

		3,570	3,617

Operating income		75	8
Financing expense	26	100	100
Foreign exchange gain on long-term debt and financial instruments		(8)	(4)
Share of earnings of associates and joint ventures	9	(2)	(14)

Loss before income taxes		(15)	(74)
Recovery of income taxes	18	(2)	(56)

Net loss from continuing operations including non-controlling interest for the year		(13)	(18)
Net earnings (loss) from discontinued operations for the year	5	(5)	114

Net earnings (loss) including non-controlling interest for the year		(18)	96
Net loss attributable to non-controlling interest		(7)	(3)

Net earnings (loss) attributable to Shareholders for the year		(11)	99

Net loss from continuing operations per common share
Basic		$(0.06)	$(0.16)
Diluted		$(0.06)	$(0.16)
Net earnings (loss) per common share
Basic		$(0.11)	$1.03
Diluted		$(0.11)	$1.02

Weighted average basic number of common shares outstanding		94,157,726	96,013,220

Net earnings (loss) attributable to Shareholders:
Continuing operations		(6)	(15)
Discontinued operations	5	(5)	114

Net earnings (loss)		(11)	99

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31 (in millions of Canadian dollars)	NOTE	2012	2011
Net earnings (loss) including non-controlling interest for the year		(18)	96

Other comprehensive income (loss)
Translation adjustments	20
Change in foreign currency translation of foreign subsidiaries		(13)	(18)
Change in foreign currency translation related to net investment hedging activities		9	(6)
Income taxes		(1)	1
Cash flow hedges	20
Change in fair value of foreign exchange forward contracts		6	(11)
Change in fair value of interest rate swaps		(7)	(23)
Change in fair value of commodity derivative financial instruments		4	(11)
Income taxes		—	14
Actuarial loss on post-employment benefit obligations	17 and 20	(42)	(66)
Income taxes		11	17

Other comprehensive loss		(33)	(103)

Comprehensive loss including non-controlling interest for the year		(51)	(7)
Comprehensive loss attributable to non-controlling interest for the year		(12)	(8)

Comprehensive income (loss) attributable to Shareholders for the year		(39)	1

Comprehensive income (loss) attributable to Shareholders:
Continuing operations		(34)	(113)
Discontinued operations	5	(5)	114

Comprehensive income (loss)		(39)	1

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	5

CONSOLIDATED STATEMENTS OF EQUITY

	FOR THE YEAR ENDED DECEMBER 31, 2012
(in millions of Canadian dollars)	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON- CONTROLLING INTEREST	TOTAL EQUITY
Balance — Beginning of year	486	14	615	(86)	1,029	136	1,165
Comprehensive loss
Net loss	—	—	(11)	—	(11)	(7)	(18)
Other comprehensive loss	—	—	(27)	(1)	(28)	(5)	(33)

	—	—	(38)	(1)	(39)	(12)	(51)
Dividends	—	—	(15)	—	(15)	—	(15)
Stock options	—	1	—	—	1	—	1
Redemption of common shares	(4)	1	—	—	(3)	—	(3)
Acquisition of non-controlling interest	—	—	5	—	5	(8)	(3)

Balance — End of year	482	16	567	(87)	978	116	1,094

	FOR THE YEAR ENDED DECEMBER 31, 2011
(in millions of Canadian dollars)	NOTE	CAPITAL STOCK	CONTRIBUTED SURPLUS	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL EQUITY ATTRIBUTABLE TO SHAREHOLDERS	NON- CONTROLLING INTEREST	TOTAL EQUITY
Balance — Beginning of year		496	14	576	(37)	1,049	23	1,072
Comprehensive income (loss)
Net earnings (loss)		—	—	99	—	99	(3)	96
Other comprehensive loss		—	—	(49)	(49)	(98)	(5)	(103)

		—	—	50	(49)	1	(8)	(7)
Dividends		—	—	(15)	—	(15)	—	(15)
Stock options		1	—	—	—	1	—	1
Redemption of common shares		(11)	—	—	—	(11)	—	(11)
Business acquisitions	5	—	—	—	—	—	129	129
Acquisition of non-controlling interest	5	—	—	4	—	4	(7)	(3)
Dividend paid to non-controlling interest		—	—	—	—	—	(1)	(1)

Balance — End of year		486	14	615	(86)	1,029	136	1,165

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	6

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31 (in millions of Canadian dollars)	NOTE	2012	2011
Operating activities from continuing operations
Net earnings (loss) attributable to Shareholders for the year		(11)	99
Net loss (earnings) from discontinued operations for the year		5	(114)

Net loss from continuing operations		(6)	(15)
Adjustments for:
Financing expense	26	100	100
Depreciation and amortization		199	180
Gain on acquisitions, disposals and others	24	(1)	(48)
Impairment charges and restructuring costs	25	30	60
Loss (gain) on derivative financial instruments		(5)	12
Foreign exchange gain on long-term debt and derivative financial instruments		(8)	(4)
Recovery of income taxes	18	(2)	(56)
Share of earnings of associates and joint ventures	9	(2)	(14)
Net loss attributable to non-controlling interest		(7)	(3)
Net financing expense paid		(99)	(97)
Income taxes paid		(17)	(2)
Dividend received		10	16
Employee future benefits and others		(31)	(3)

		161	126
Changes in non-cash working capital components	26	42	(22)

		203	104

Investing activities from continuing operations
Investments in associates and joint ventures		(19)	(65)
Purchases of property, plant and equipment		(161)	(141)
Proceeds on disposal of property, plant and equipment		20	32
Change in intangible and other assets		(39)	1
Business acquisitions, net of cash acquired	6	(14)	(60)
Proceeds on disposals of business, net of cash disposed		—	4

		(213)	(229)

Financing activities from continuing operations
Bank loans and advances		(11)	4
Change in revolving credit facilities		117	(120)
Purchase of senior notes		(8)	—
Increase in other long-term debt		8	3
Payments of other long-term debt		(63)	(26)
Redemption of common shares		(3)	(11)
Acquisition of non-controlling interest including dividend paid		(3)	(4)
Dividends paid to Corporation’s Shareholders		(15)	(15)

		22	(169)

Change in cash and cash equivalents during the year from continuing operations		12	(294)
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal during the year	5	(4)	298

Net change in cash and cash equivalents during the year		8	4
Currency translation on cash and cash equivalents		—	2
Cash and cash equivalents — Beginning of year		12	6

Cash and cash equivalents — End of year		20	12

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	7

SEGMENTED INFORMATION

The Corporation analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under International Financial Reporting Standards (“IFRS”); however, the chief operating decision-maker (“CODM”) uses this performance measure to assess the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Corporation. Intersegment operations are recorded on the same basis as sales to third parties, which are at fair market value. The accounting policies of the reportable segments are the same as the Corporation’s accounting policies described in Note 2.

The Corporation’s operating segments are reported in a manner consistent with the internal reporting provided to the CODM. The Chief Executive Officer has authority for resource allocation and assessment of the Corporation’s performance, and is therefore the CODM.

In 2012, the Corporation changed the structure of its internal organization in a manner that caused the composition of its reportable segment to change. As a result, starting January 1, 2012, the Corporation modified its segmented information disclosure and restated prior periods. Containerboard and Boxboard North American manufacturing and converting activities are now presented within the Containerboard segment. Boxboard European activities are reported as a separate segment.

The Corporation’s operations are managed in four segments: Containerboard, Boxboard Europe, Specialty Products (which constitutes the Packaging Products of the Corporation) and Tissue Papers.

	SALES
For the years ended December 31 (in millions of Canadian dollars)	2012	2011
Packaging products
Containerboard	1,189	1,293
Boxboard Europe	791	745
Specialty Products	791	851
Intersegment sales	(68)	(104)

	2,703	2,785
Tissue Papers	979	871
Intersegment sales and others	(37)	(31)

Total	3,645	3,625

	OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
For the years ended December 31 (in millions of Canadian dollars)	2012	2011
Packaging products
Containerboard	64	45
Boxboard Europe	38	42
Specialty Products	49	16

	151	103
Tissue Papers	138	93
Corporate	(15)	(8)

Operating income before depreciation and amortization	274	188
Depreciation and amortization	(199)	(180)
Financing expense	(100)	(100)
Foreign exchange gain on long-term debt and financial instruments	8	4
Share of earnings of associates and joint ventures	2	14

Loss before income taxes	(15)	(74)

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	8

	PURCHASES OF PROPERTY, PLANT AND EQUIPMENT
For the years ended December 31 (in millions of Canadian dollars)	2012	2011
Packaging products
Containerboard	72	54
Boxboard Europe	29	30
Specialty Products	15	26

	116	110
Tissue Papers	34	31
Corporate	19	14

Total purchases	169	155
Proceeds on disposal of property, plant and equipment	(20)	(32)
Capital-lease acquisitions	(5)	(7)

	144	116
Purchases of property, plant and equipment included in trade and other payables
Beginning of year	25	18
End of year	(28)	(25)

Purchases of property, plant and equipment net of proceeds on disposal	141	109

	TOTAL ASSETS
(in millions of Canadian dollars)	DECEMBER 31, 2012	DECEMBER 31, 2011
Packaging products
Containerboard	1,256	1,268
Boxboard Europe	676	694
Specialty Products	502	537

	2,434	2,499
Tissue Papers	722	755
Corporate	345	299
Intersegment eliminations	(40)	(53)

	3,461	3,500
Investments in associates and joint ventures	222	219
Other investments	11	9

Total assets	3,694	3,728

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	9

Information by geographic segment is as follows:

For the years ended December 31, (in millions of Canadian dollars)	2012	2011
Sales
Operations located in Canada
Within Canada	1,339	1,402
To the United States	674	590
Offshore	42	54

	2,055	2,046

Operations located in the United States
Within the United States	723	731
To Canada	43	53
Offshore	2	2

	768	786

Operations located in Italy
Within Italy	211	177
Other countries	121	113

	332	290

Operations located in other countries
Within Europe	377	396
Other countries	113	107

	490	503

Total	3,645	3,625

(in millions of Canadian dollars)	DECEMBER 31, 2012	DECEMBER 31, 2011
Property, plant and equipment
Canada	1,066	1,092
United States	239	249
Italy	297	315
Other countries	57	47

Total	1,659	1,703

(in millions of Canadian dollars)	DECEMBER 31, 2012	DECEMBER 31, 2011
Goodwill, customer relationships and client lists, and other finite and indefinite useful life intangible assets
Canada	476	457
United States	51	48
Italy	8	8

Total	535	513

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For each of the years in the two-year period ended December 31, 2012

(tabular amounts in millions of Canadian dollars, except per share and option amounts and number of shares and options)

NOTE 1

GENERAL INFORMATION

Cascades Inc. and its subsidiaries (together “Cascades” or the “Corporation”) produce, convert and market packaging and tissue products composed mainly of recycled fibres. Cascades Inc. is incorporated and domiciled in Québec, Canada. The address of its registered office is 404 Marie-Victorin Boulevard, Kingsey Falls. Its shares are listed on the Toronto Stock Exchange.

The Board of Directors approved the consolidated financial statements on March 11, 2013.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In 2012, the Corporation classifies provision for volume rebates of $23 million as Accounts receivable. As a result of this classification, the Corporation has reclassified volume rebates that were previously classified within the line, Provisions for contingencies and charges to the line Accounts receivable for the comparative periods, resulting in a reclassification adjustment of $21 million as at December 31, 2011 ($23 million as at December 31, 2010). As at December 31, 2011, the Corporation also reclassified an amount of $18 million from deferred income tax liability to deferred income tax assets.

BASIS OF PRESENTATION

These consolidated financial statements and the notes thereto are prepared in compliance with IFRS as issued by the International Accounting Standards Board (“IASB”).

BASIS OF MEASUREMENT

The consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of certain financial assets and liabilities, including derivative instruments which are measured at fair value.

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation, which include:

(A) SUBSIDIARIES

Subsidiaries are all entities (including special purpose entities) over which the Corporation has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Corporation controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date on which control ceases. Accounting policies of subsidiaries have been changed, where necessary, to ensure consistency with the policies adopted by the Corporation. The purchase method of accounting is used to account for the acquisition of subsidiaries by the Corporation. Results of operations are consolidated since the date of acquisition. The purchase consideration is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange. The transaction costs directly attributable to the acquisition are expensed. Identifiable assets acquired, as well as liabilities and contingent liabilities assumed in a business combination, are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the purchase consideration over the fair value of the Corporation’s share of the identifiable net assets acquired is recorded as goodwill. If the purchase consideration is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statement of earnings. Intercompany transactions, balances and unrealized gains on transactions between subsidiaries are eliminated.

(B) TRANSACTIONS AND CHANGE IN OWNERSHIP

Acquisitions or disposals of equity interests that do not result in the Corporation obtaining or losing control are treated as equity transactions. When the Corporation obtains or loses control, the revaluation of the previously held interest or the non-controlling interests that result in gains or losses for the Corporation are recognized in the consolidated statement of earnings.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	11

(C) ASSOCIATES

Associates are all entities over which the Corporation has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method and are initially recognized at cost. The Corporation’s investment from associates includes goodwill identified on acquisition, net of any accumulated impairment loss.

Unrealized gains on transactions between the Corporation and its associates are eliminated to the extent of the Corporation’s interest in the associates. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation. Dilution gains and losses arising in investments in associates are recognized in the consolidated statement of earnings.

The Corporation assesses at each year-end whether there is any objective evidence that its interest in associates is impaired. If impaired, the carrying value of the Corporation’s share of the underlying assets of associates is written down to its estimated recoverable amount (being the higher of fair value less cost to sell and value in use) and charged to the consolidated statement of earnings.

(D) JOINT VENTURES

A joint venture is an entity in which the Corporation holds a long-term interest and shares joint control over the strategic, financial and operating decisions with one or more other venturers under a contractual arrangement. The Corporation reports its interests in joint ventures using the equity method. Accounting policies of joint ventures have been adjusted where necessary to ensure consistency with the policies adopted by the Corporation.

REVENUE RECOGNITION

The Corporation recognizes its sales, which consist of product sales, when it is probable that the economic benefits will flow to the Corporation, the goods are shipped and the significant risks and benefits of ownership are transferred, the price is fixed or determinable, and collection of the resulting receivable is reasonably assured.

Revenue is measured based on the price specified in the sales contract, net of discounts and estimated returns at the time of sale. Historical experience is used to estimate and provide for discounts and returns. Volume discounts are assessed based on anticipated annual sales.

FINANCIAL INSTRUMENTS AND HEDGING RELATIONSHIPS

Financial assets and financial liabilities are recognized when the Corporation becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Corporation has transferred substantially all risks and rewards of ownership.

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

CLASSIFICATION

The Corporation classifies its financial instruments in the following categories: at fair value through profit or loss, held to maturity (“HTM”), loans and receivables, available for sale (“AFS”) and other liabilities. The classification depends on the purpose for which the financial instruments were acquired or issued. Management determines the classification of its financial assets and financial liabilities at initial recognition. Settlement date accounting is used by the Corporation for all financial assets.

(A) FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

A financial asset or financial liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statement of earnings. Gains and losses arising from changes in fair value are presented in the consolidated statement of earnings in loss (gain) on disposal and others in the period in which they arise. Financial assets and financial liabilities at fair value through profit or loss are classified as current, except for the portion expected to be realized or paid beyond 12 months of the consolidated balance sheet date, which is classified as long-term.

(B) HELD TO MATURITY

HTM financial assets are non-derivative financial assets with fixed or determinable payments and fixed maturities, other than loans and receivables, AFS or fair value through profit or loss that the entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Corporation has no HTM financial assets as at December 31, 2012 and 2011.

(C) AVAILABLE-FOR-SALE FINANCIAL ASSETS

AFS investments are non-derivative financial assets that are either designated in this category or not classified in any of the other categories. AFS investments are recognized initially at fair value plus transaction costs and are subsequently carried at fair value. Gains or losses arising from changes in fair value are recognized in statement of other comprehensive income (loss). AFS investments are classified as long-term, unless the investment matures within 12 months, or management expects to dispose of them within 12 months.

Interest on AFS investments, calculated using the effective interest method, is recognized in the consolidated statement of earnings as part of interest income. Dividends on AFS equity instruments are recognized in the consolidated statement of earnings as part of loss (gain) on disposal and others when the Corporation’s right to receive payment is established. When an AFS investment is sold or impaired, the accumulated gains or losses are moved from Accumulated other comprehensive income (loss) to the consolidated statement of earnings and included in Loss (gain) on derivative financial instruments.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	12

(D) LOANS AND RECEIVABLES

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Corporation’s loans and receivables comprise accounts receivable, notes receivable from business disposals, the Greenpac bridge loan and cash and cash equivalents. Loans and receivables are initially recognized at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

(E) FINANCIAL LIABILITIES AT AMORTIZED COST

Financial liabilities at amortized cost include bank loans and advances, trade and other payables, and long-term debt. Financial liabilities at amortized cost are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value. Subsequently, they are measured at amortized cost using the effective interest method. They are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as long-term liabilities.

IMPAIRMENT OF FINANCIAL ASSETS

At each report date, the Corporation assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Corporation recognizes an impairment loss, as follows:

i)	Financial assets carried at amortized cost: The impairment loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

ii)	AFS financial assets: The impairment loss is the difference between the original cost of the asset and its permanent fair value decrease at the measurement date, less any impairment losses previously recognized in the consolidated statement of earnings. This amount represents the cumulative loss in accumulated other comprehensive income (loss) that is reclassified to net earnings (loss).

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on AFS equity instruments are not reversed.

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and, if so, the nature of the item being hedged. The Corporation designates certain derivative financial instruments as either:

i)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

ii)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or

iii)	hedges of a net investment in a foreign operation (net investment hedge).

The Corporation formally documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Corporation also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a long-term asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

(A) CASH FLOW HEDGE

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Amounts accumulated in equity are reclassified to profit or loss in the period when the hedged item affects profit or loss (for example, when the forecast sale that is hedged takes place). The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the consolidated statement of earnings in Financing expense. The gain or loss relating to the ineffective portion is recognized in the consolidated statement of earnings. However, when the forecasted transaction that is hedged results in the recognition of a non-financial asset (for example, inventory or property, plant and equipment), the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset. The deferred amounts are ultimately recognized in Cost of goods sold in the case of inventory or in Depreciation in the case of property, plant and equipment.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the consolidated statement of earnings. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated statement of earnings.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	13

(B) NET INVESTMENT HEDGE

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges.

Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in statement of other comprehensive income (loss). The gain or loss relating to the ineffective portion is recognized immediately in the consolidated statement of earnings.

Gains and losses accumulated in equity are included in the consolidated statement of earnings when the foreign operation is partially disposed of or sold.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less a provision for doubtful accounts that is based on expected collectibility.

INVENTORIES

Inventories of finished goods are valued at the lower of average production cost or retail method and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost or replacement value, which is the best available measure of their net realizable value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION

Property, plant and equipment are recorded at cost less accumulated depreciation and net impairment losses, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 15% for machinery and equipment, 10% to 20% for automotive equipment, and 10% to 33% for other property, plant and equipment, determined according to the estimated useful life of each class of property, plant and equipment. Repairs and maintenance costs are charged to the consolidated statement of earnings during the period in which they are incurred.

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

GRANTS AND INVESTMENT TAX CREDITS

Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same rates as those used to depreciate the related property, plant and equipment.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets, until all the activities necessary to prepare the asset for its intended use are complete.

All other borrowing costs are recognized in the consolidated statement of earnings in the period in which they are incurred.

INTANGIBLE ASSETS

Intangible assets consist primarily of customer relationships and client lists, application software and favourable leases. They are recorded at cost less accumulated amortization and impairment losses and amortized on a straight-line basis, over the estimated useful lives as follows:

Customer relationships and client lists	Between 2 and 30 years

Other finite-life intangible assets	Between 2 and 20 years

Application software	Between 3 and 10 years

Favourable leases	Term of the lease

Other	Between 2 and 20 years

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	14

IMPAIRMENT

A) PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS WITH FINITE USEFUL LIFE

At the end of each reporting period, the Corporation assesses whether there is an indicator that the carrying amount of an asset or a group of assets may be lower than its recoverable amount. For that purpose, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (cash generating units (CGUs)).

When the recoverable amount is lower than the carrying amount, the carrying amount is reduced to the recoverable amount. Impairment losses are recorded immediately in the consolidated statement of earnings on the line item Impairment charges and restructuring costs.

Impairment losses are evaluated for potential reversals when events or changes in circumstances warrant such consideration. The revalued carrying value is the greater of the estimated recoverable amount or the carrying amount that would have been determined had no impairment loss been recognized and depreciation had been taken previously on the asset or CGU. A reversal of impairment loss is recorded directly in the consolidated statement of earnings in the line item Impairment charges and restructuring costs.

B) GOODWILL AND OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE

Goodwill and other intangible assets with indefinite useful life are recognized at cost less any accumulated impairment losses. They have an indefinite useful life due to their permanent nature since they are acquired rights and not subject to wear and tear. They are reviewed for impairment annually on December 31 or when an event or a circumstance occurs and indicates that the value could be permanently impaired. Goodwill and other intangible assets with indefinite useful life are allocated to CGUs for the purpose of impairment testing based on the level at which management monitors it, which is not higher than an operating segment. The allocation is made to those CGUs that are expected to benefit from the business combination in which the goodwill and other intangible assets with indefinite useful life arose. Impairment loss on goodwill and other intangible assets with indefinite useful life is not reversed.

C) RECOVERABLE AMOUNTS

A recoverable amount is the higher of fair value less cost to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessment of the time value of money and the risks specific to the asset or CGU. When determining fair value less cost to sell, the Corporation considers if there is a market price for the asset being evaluated. Otherwise, the Corporation uses the income approach.

LEASES

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the consolidated statement of earnings on a straight-line basis over the term of the lease.

The Corporation leases certain property, plant and equipment. Leases of property, plant and equipment for which the Corporation has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property or the present value of the minimum lease payments. Property, plant and equipment acquired under a finance lease are depreciated over the shorter of the estimated useful life of the asset or the lease term using the straight-line method. Each lease payment is allocated between the liability and the financing expense so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of financing expense, are included in long-term debt.

PROVISIONS FOR CONTINGENCIES AND CHARGES

Provisions for contingencies include mainly legal and other claims. A provision is recognized when the Corporation has a legal or constructive obligation as a result of a past event and it is probable that settlement of the obligation will require a financial payment or cause a financial loss, and a reliable estimate can be made of the amount of the obligation.

If some or all of the expenditure required to settle a provision is expected to be reimbursed by another party, the reimbursement is recorded in the consolidated balance sheet as a separate asset, but only if it is virtually certain that the reimbursement will be received.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a financing expense.

ENVIRONMENTAL RESTORATION AND ENVIRONMENTAL COSTS

An obligation to incur restoration and environmental costs arises when environmental disturbance is caused by the development or ongoing production of a plant or landfill site. Such costs arising from the installation of plant and other site preparation work are provided for and capitalized at the start of each project, or as soon as the obligation to incur such costs arises. Decommissioning costs are recorded at the estimated amount at which the obligation could be settled at the consolidated balance sheet date, and are charged against profit over the life of the operation, through the depreciation of the asset and the unwinding of the discount on the provision. The discount rate is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Costs for restoring subsequent site damage which is created on an ongoing basis during production are provided for at their present values and charged against profit as the obligation arises.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	15

Changes in the measurement of a liability relating to the decommissioning of a plant or other site preparation work that result from changes in the estimated timing or amount of the cash flow, or a change in the discount rate, are added to, or deducted from, the cost of the related asset in the current year. If a decrease in the liability exceeds the carrying amount of the asset, the excess is recognized immediately in the consolidated statement of earnings. If the asset value is increased and there is an indication that the revised carrying value is not recoverable, an impairment test is performed in accordance with the accounting policy for impairment testing.

LONG-TERM DEBT

Long-term debt is recognized initially at fair value, net of financing costs incurred. Long-term debt is subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the consolidated statement of earnings over the period of the term of the debt using the effective interest method.

Financing costs paid on establishment of the revolving credit facility are recognized as deferred financing costs and amortized on a straight-line basis over the anticipated period of the credit facility.

EMPLOYEE BENEFITS

The Corporation offers funded and unfunded defined benefit pension plans, defined contribution pension plans and group registered retirement savings plans (RRSP) that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Corporation also offers to its employees some post-employment benefit plans, such as retirement allowance, group life insurance and medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new retirees, and the retirement allowance is not offered to those who do not meet certain criteria.

The liability recognized in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets. The defined benefit obligation is calculated at least every three years by independent actuaries using the projected unit credit method, and updated regularly by management for any material transactions and changes in circumstances, including changes in market prices and interest rates up to the end of the reporting period.

Actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recorded in statement of other comprehensive income (loss) and recognized immediately in retained earnings without recycling to the consolidated statement of earnings. Past service costs are recognized immediately in the consolidated statement of earnings.

When restructuring a plan results in a curtailment and settlement occurring at the same time, the curtailment is accounted for before the settlement.

Interest costs on pension and other post-employment benefits are recognized in the consolidated statement of earnings as Financing expense.

The measurement date of the employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on their balances as at December 31, 2012, 9% of the plans have been evaluated on December 31, 2012 (49% in 2011 and 42% in 2010).

INCOME TAXES

The Corporation uses the liability method to recognize deferred income taxes. According to this method, deferred income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates at the consolidated balance sheet date and that are expected to apply when the deferred income taxes are expected to be recovered or settled. Deferred income tax assets are recognized when it is probable that the asset will be realized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

FOREIGN CURRENCY TRANSLATION

Items included in the financial statements of each of the Corporation’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is Cascades’ functional currency.

A) FOREIGN CURRENCY TRANSACTIONS

Transactions denominated in currencies other than the business unit’s functional currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the consolidated balance sheet date. Unrealized gains and losses on translation of monetary assets and liabilities are reflected in the consolidated statement of earnings for the year.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	16

B) FOREIGN OPERATIONS

The assets and liabilities of foreign operations are translated into Canadian dollars at the exchange rate prevailing at the consolidated balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains or losses are deferred and included in Accumulated other comprehensive income (loss).

SHARE-BASED PAYMENTS

The Corporation uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists in recording expenses to earnings based on the vesting period of each tranche of options granted. The fair value of each tranche is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any considerations paid by employees, as well as the related stock-based compensation, are credited to capital stock.

DIVIDEND DISTRIBUTION

Dividend distribution to the Corporation’s Shareholders is recognized as a liability in the consolidated financial statements in the period in which the dividends are approved by the Corporation’s Board of Directors.

EARNINGS PER COMMON SHARE

Basic earnings per common share is determined using the weighted average number of common shares outstanding during the period. Diluted earnings per common share is determined by adjusting the weighted average number of common shares outstanding for dilutive instruments, which are primarily stock options, using the treasury stock method to evaluate the dilutive effect of stock options. Under this method, instruments with a dilutive effect, which is when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Corporation at the average market price for the period.

NOTE 3

RECENT IFRS PRONOUNCEMENTS NOT YET ADOPTED

IFRS 9 — FINANCIAL INSTRUMENTS

IFRS 9 was issued in November 2009 and contains requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models for debt instruments in IAS 39, Financial Instruments: Recognition and Measurement, with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are recognized either at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss insofar as they do not clearly represent a return on investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010, and they largely carried forward existing requirements in IAS 39, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in statement of other comprehensive income.

In December 2011, the effective date of IFRS 9 was deferred to years beginning on or after January 1, 2015. The Corporation has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

IFRS 10, 11, 12 AND 13

In May 2011, the IASB issued the following standards which have not yet been adopted by the Corporation. Each of the new standards is effective for annual periods beginning on or after January 1, 2013, with early adoption permitted.

IFRS 10 — CONSOLIDATION

IFRS 10 requires an entity to consolidate an investee when it is exposed or has rights to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Under existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. IFRS 10 replaces SIC-12, Consolidation — Special Purpose Entities, and parts of IAS 27, Consolidated and Separate Financial Statements. The Corporation evaluated this standard and there is no impact on the consolidated financial statements.

IFRS 11 — JOINT ARRANGEMENTS

IFRS 11 requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venturer will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice of proportionately consolidating or equity accounting for interests in joint ventures. IFRS 11 supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities — Non-monetary Contributions by Venturers. The Corporation evaluated this standard and there is no impact on the consolidated financial statements.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	17

IFRS 12 — DISCLOSURE OF INTERESTS IN OTHER ENTITIES

IFRS 12 establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity’s interests in other entities. The Corporation evaluated this standard and it resulted in no impact on the consolidated financial statements. However, more information will be required in the notes to the financial statements.

IFRS 13 — FAIR VALUE MEASUREMENT

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures. The Corporation evaluated this standard and there is no impact on the consolidated financial statements.

IAS 19 — EMPLOYEE BENEFITS

IAS 19 has been amended to make significant changes to the recognition and measurement of defined benefit pension expense and termination benefits and to enhance the disclosure of all employee benefits. The amended standard requires immediate recognition of actuarial gains and losses in the statement of other comprehensive income as they arise, without subsequent recycling to net income. This is consistent with the Corporation’s current accounting policy. Past service costs (which will now include curtailment gains and losses) will no longer be recognized over a service period but instead will be recognized immediately in the period of a plan amendment. Pension benefit costs will be split between: (i) the cost of benefits accrued in the current period (service costs) and benefit changes (past service costs, settlements and curtailments); and (ii) finance expense or income. The finance expense or income component will be calculated based on the net defined benefit asset or liability. A number of other amendments have been made to recognition, measurement and classification including redefining short-term and other long-term benefits, guidance on the treatment taxes related to benefit plans, guidance on the risk/cost sharing feature, and expanded disclosures. The Corporation evaluated the impact of this standard and financing expense for the year ended December 31, 2012, would increase by $15 million ($11 million after related income tax). Other comprehensive income would increase by $11 million (net of income tax of $4 million). There is no impact on the employee benefit asset and liability and deferred income tax asset and liability. For the quarter ending March 31, 2013, the Corporation will retroactively change its consolidated financial statements.

IAS 1 — PRESENTATION OF FINANCIAL STATEMENTS

IAS 1 has been amended to require entities to separate items presented in the statement of other comprehensive income into two groups based on whether or not items may be recycled in the future. Entities that choose to present other comprehensive income items before tax will be required to show the amount of tax related to the two groups separately. The amendment is effective for annual periods beginning on or after July 1, 2012, with earlier application permitted. The Corporation evaluated this standard and there is no financial impact although it will result in a different presentation of the consolidated statement of comprehensive income.

AMENDMENTS TO OTHER STANDARDS

In addition, there have been amendments to existing standards, including IAS 27, Separate Financial Statements, and IAS 28, Investments in Associates and Joint Ventures. IAS 27 addresses accounting for subsidiaries, jointly controlled entities and associates in non-consolidated financial statements. IAS 28 has been amended to include joint ventures in its scope and to address the changes in IFRS 10 to 13. The Corporation evaluated these changes and there is no impact on the consolidated financial statements.

IFRS 7 — FINANCIAL INSTRUMENTS DISCLOSURES

IFRS 7 requires disclosure of both gross and net information about financial instruments eligible for offset in the balance sheet and financial instruments subject to master netting arrangements. Concurrent with the amendments to IFRS 7, the IASB also amended IAS 32, Financial Instruments: Presentation to clarify the existing requirements for offsetting financial instruments in the balance sheet. The amendments to IAS 32 are effective as of January 1, 2014. The Corporation is evaluating this standard and no significant impact is expected on the consolidated financial statements.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	18

NOTE 4

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, management reviews its estimates, including those related to environmental costs, employee future benefits, collectibility of accounts receivable, financial instruments, contingencies, income taxes, useful life and residual value of property, plant and equipment and impairment of property, plant and equipment and intangible assets. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they occur.

(A) IMPAIRMENT OF LONG-LIVED ASSETS, INTANGIBLE ASSETS AND GOODWILL

In determining the recoverable amount of an asset or a CGU, the Corporation uses several key assumptions, based on external information on the industry when available, and including production levels, selling prices, volume, raw materials costs, foreign exchange rates, growth rates, discounting rates and capital spending.

The Corporation believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management’s best estimates based on available information at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.

DESCRIPTION OF SIGNIFICANT IMPAIRMENT TESTING ASSUMPTIONS

GROWTH RATES

The assumptions used were based on the Corporation’s internal budget. Revenues, operating margins and cash flows were projected for a period of five years, and a perpetual long-term growth rate was applied thereafter. In arriving at its forecasts, the Corporation considered past experience, economic trends such as gross domestic product growth and inflation, as well as industry and market trends.

DISCOUNT RATES

The Corporation assumed a discount rate in order to calculate the present value of its projected cash flows. The discount rate represents a weighted average cost of capital (“WACC”) for comparable companies operating in similar industries of the applicable CGU, group of CGUs or reportable segment, based on publicly available information.

FOREIGN EXCHANGE RATES

Foreign exchange rates are determined using the financial institutions’ average forecast for the first two years of forecasting. For the three following years, the Corporation uses the last five years’ historical average of the foreign exchange rate.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or a combination of the Corporation’s key assumptions could cause a significant change in the carrying amounts of these assets.

(B) INCOME TAXES

The Corporation is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing tax losses based on the Corporation’s assessment of its ability to use them against future taxable income before they expire. If the Corporation’s assessment of its ability to use the tax losses proves inaccurate in the future, more or less of the tax losses might be recognized as assets, which would increase or decrease the income tax expense and, consequently, affect the Corporation’s results in the relevant year.

(C) EMPLOYEE BENEFITS

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health-care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty. All assumptions are reviewed annually.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	19

CRITICAL JUDGMENTS IN APPLYING THE CORPORATION’S ACCOUNTING POLICIES

SUBSIDIARIES AND EQUITY ACCOUNTED INVESTMENTS

Significant judgment is applied in assessing whether certain investment structures result in control, joint control or significant influence over the operations of the investment. Management’s assessment of control, joint control or significant influence over an investment will determine the accounting treatment for the investment.

The Corporation owns 48.54% of outstanding shares of Reno de Medici S.p.A. (“RdM’’) and had an exercisable call option to purchase an additional 9.07% of the shares of RdM as at December 31, 2012. As such, the Corporation fully consolidates RdM, since April 7, 2011, with a non-controlling interest of 51.46% as at December 31, 2012.

The Corporation has a 59.7% interest in an associate (“Greenpac”). Because the Corporation does not have the power to govern or jointly govern the financial and operating policies of Greenpac, it is accounted for as an associate.

NOTE 5

DISCONTINUED OPERATIONS AND DISPOSALS

DISCONTINUED OPERATIONS

a)	On March 11, 2011, the Corporation announced that it had entered into an agreement for the sale of Dopaco Inc. and Dopaco Canada Inc. (collectively Dopaco), its converting business for the quick-service restaurant industry which was part of the Containerboard Group, to Reynolds Group Holdings Limited. On May 2, 2011, the Corporation completed the transaction for a cash consideration of US$310 million ($288 million), net of transaction fees and current income taxes. The Corporation realized a gain of US$116 million ($110 million) net of income taxes of US$87 million ($82 million).

The Corporation retained liability for certain pending litigation, namely a claim of damages in relation to the contamination of a site previously used by Dopaco. In 2012, the Corporation recorded a provision of $2 million (net of related income tax of $1 million) regarding this claim. Following the settlement of this claim, the Corporation paid $2 million and estimates the remaining provision to be sufficient to cover further costs related to this claim. In 2012, the Corporation also recorded an income tax adjustment of $3 million relating to the finalization of the income tax on the Dopaco gain.

(in millions of Canadian dollars)	2012	2011
Results of the discontinued operations of Dopaco
Sales	—	148
Cost of sales and expenses (excluding depreciation and amortization)	—	124
Depreciation and amortization	—	6
Other expenses and specific items	3	12

Net earnings (loss) before income taxes of discontinued operations	(3)	6
Income taxes	2	2

Net earnings (loss) from operations	(5)	4
Gain on disposal, net of income taxes	—	110

Net earnings (loss) from discontinued operations	(5)	114

Net earnings (loss) from discontinued operations per common share
Basic	$(0.05)	$1.19
Diluted	$(0.05)	$1.18

(in millions of Canadian dollars)	2012	2011
Net cash flows of discontinued operations of Dopaco
Cash flows from (used for):
Operating activities	(1)	14
Investing activities	—	(1)
Consideration received on disposal, net of transaction fees, and income tax paid	—	288

Total	(1)	301

b)	In 2012, the Corporation also paid $3 million (2011 — $3 million) in relation to a 2006 legal settlement in the fine paper distribution activities that were disposed of in 2006.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	20

DISPOSALS

a)	On March 1, 2011, the Corporation sold its European Containerboard Group white-top linerboard mill located in Avot-Vallée, France for a total consideration of €10 million ($14 million), including the long-term debt assumed by the acquirer in the amount of €5 million ($7 million) and a balance of sale price of €5 million ($7 million) which is receivable over a maximum of three years. The Corporation realized a loss of $2 million before income taxes and incurred transaction fees of $1 million.

b)	On June 23, 2011, the Corporation sold two of its Containerboard facilities, namely the Versailles mill located in Connecticut and the Hebron converting plant located in Kentucky, for a total consideration of US$20 million ($20 million), US$5 million ($5 million) of which has been received net of transaction fees paid of $1 million. The consideration also includes a balance of sale price of US$10 million ($10 million) and the fair value of US$4 million ($4 million) of natural gas contracts agreements concluded with the acquirer as part of the transaction. The balance of sale price of US$10 million ($10 million) is receivable over four years. The Corporation realized a loss of $8 million before income taxes.

Assets and liabilities at the time of disposal were as follows:

		2011
	BUSINESS SEGMENT:		CONTAINERBOARD
(in millions of Canadian dollars)		AVOT-VALLÉE	DOPACO[1]	VERSAILLES AND HEBRON	TOTAL
Accounts receivable		17	36	14	67
Inventories		10	51	10	71
Investments in associates and joint ventures		—	2	—	2
Property, plant and equipment		12	144	13	169
Intangible assets		—	15	—	15
Other assets		—	2	—	2
Goodwill		—	19	—	19

		39	269	37	345

Trade and other payables		20	51	10	81
Provisions for contingencies and charges		—	—	4	4
Long-term debt		7	—	—	7
Other liabilities		3	10	—	13
Deferred income tax liabilities		—	35	—	35
Accumulated other comprehensive loss		1	—	(2)	(1)

		31	96	12	139

		8	173	25	206
Gain (loss) on disposal before tax and transaction fees		(1)	200	(7)	192
Transactions fees		(1)	(8)	(1)	(10)
Balance of sale price — included in other assets		(7)	—	(10)	(17)
Fair value of gas contracts sold to acquirer — included in financial assets		—	—	(4)	(4)
Final working capital adjustment		—	2	2	4
Income tax paid		—	(79)	—	(79)

Total consideration received (paid), net of cash disposed		(1)	288	5	292

1	Presented as discontinued operations.

NOTE 6

BUSINESS ACQUISITIONS

2012 ACQUISITION

a)	On April 1, 2012, the Corporation purchased all of the outstanding shares of Bird Packaging Limited (“Bird”), located in Ontario, for a cash consideration of $14 million. Bird’s assets include containerboard converting equipment as well as warehouses located in Guelph, Kitchener and Windsor. This acquisition is part of the Containerboard Group. The excess of the consideration paid over the net fair value of the assets acquired and the liabilities assumed resulted in non-deductible goodwill of $8 million and has been allocated to the Central Canada containerboard converting plants Cash Generating Unit (“CGU”). This acquisition is expected to create synergies in the CGU.

The purchase price determination was finalized as at September 30, 2012.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	21

Assets acquired and liabilities assumed were as follows:

		2012
	BUSINESS SEGMENT:	CONTAINERBOARD
(in millions of Canadian dollars)	ACQUIRED COMPANY:	BIRD PACKAGING LIMITED
Fair values of identifiable assets acquired and liabilities assumed:
Accounts receivable		5
Inventories		1
Property, plant and equipment		3
Capital-lease assets		8
Client list		4
Goodwill		8

Total assets		29
Bank loans and advances		(1)
Trade and other payables		(3)
Long-term debt		(2)
Capital-lease obligation		(8)
Deferred income tax liabilities		(1)

Net assets acquired		14

Cash paid		14

On a stand-alone basis, the acquisition of Bird since the date of acquisition represents sales amounting to $21 million and net earnings attributable to Shareholders is nil. Had the acquisition occurred on January 1, 2012, consolidated sales and net loss attributable to Shareholders would have been $3,653 million and $10 million, respectively, for the year ended December 31, 2012. These estimates are based on the assumption that the fair value adjustments that arose on the date of acquisition would have been the same had the acquisition occurred on January 1, 2012.

2011 ACQUISITIONS

a)	On April 7, 2011, the Corporation purchased 0.12% of the outstanding shares of RdM, which resulted in the Corporation obtaining control on the basis that the Corporation owned 40.95% of the outstanding shares of RdM and an exercisable call option to purchase an additional 9.07% of the shares of RdM. The transaction was accounted for as a business combination, and the acquisition-date fair value of the consideration transferred is €90 million ($124 million). This acquisition strengthens the Corporation’s position in the European Boxboard market.

i)	The Corporation remeasured its previously held interest in RdM to the acquisition date fair value, resulting in a loss of €17 million ($23 million).

ii)	The excess of the net fair value of the assets acquired and the liabilities assumed as well as non-controlling interest over the fair value of the consideration paid amounted to €26 million ($35 million) and was recorded as a bargain purchase. The gain recorded is mainly attributable to the fact that the consideration paid is based on the closing price of the shares of RdM at the acquisition date as listed on the Star segment of Borsa Italiana S.p.A., and the fair value of assets acquired and liabilities assumed is based on discounted future cash flows.

iii)	The net gain of €9 million ($12 million) is presented in line item Gain on acquisitions, disposals and others in the consolidated statement of earnings.

In the fourth quarter of 2011, the Corporation finalized its purchase price allocation which changed the preliminary determination by €4 million ($5 million) and was retrospectively recorded as at April 7, 2011. The changes in the purchase price determination are mainly attributable to the finalization of the fair value calculation of property, plant and equipment as well as long-term debt.

Subsequent to April 7, 2011, the Corporation acquired 3.36% of the outstanding shares of RdM on the open market for a consideration of €2 million ($3 million). The excess of the purchase price of the shares of RdM over the carrying amount of the non-controlling interest was €3 million ($4 million) and was recognized in retained earnings.

In 2012, the Corporation acquired 4.23% of the outstanding shares of RdM on the open market for a consideration of €2 million ($3 million). The excess of the purchase price of the shares of RdM over the carrying amount of the non-controlling interest was €4 million ($5 million) and was recognized in retained earnings.

b)	On April 6, 2011, the Corporation increased its investments in NorCan Flexible Packaging Inc. (“NorCan”, Mississauga, Ontario), which designs, manufactures, distributes and sells flexible film for packaging products, from 10% to 50% for a cash consideration of $2 million. The acquisition-date fair value of the total consideration paid was $5 million. In addition to the 50% interest in NorCan, the Corporation also has a voting right over all of NorCan’s Board of Director’s decisions. This acquisition contributes to diversify the products offering of our Specialty Products Group.

The Corporation remeasured its previously held interest in NorCan to the acquisition-date fair value, resulting in a loss of $1 million, which is presented in line item Gain on acquisitions, disposals and others in the consolidated statement of earnings.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	22

c)	On May 31, 2011, the Corporation purchased all of the outstanding shares of Genor Recycling Services Ltd. and 533784 Ontario Limited (Genor) for a total consideration of $9 million, consisting of a cash consideration of $4 million and a balance of purchase price of $5 million. This acquisition allows the Corporation to increase its access to waste paper and resulted in an excess of the consideration paid over the net fair value of the assets acquired and the liabilities assumed and goodwill of $3 million has been recorded. Genor recycles corrugated cardboard and other paper grades in Ontario (Canada).

d)	On September 15, 2011, the Corporation acquired partition board manufacturing assets of Packaging Dimension Inc. based in Illinois, U.S., for a total consideration of US$6 million ($6 million), consisting of a cash consideration of US$3 million ($3 million) and a balance of purchase price of US$3 million ($3 million). This acquisition is expected to create synergies with other business units which resulted in an excess of the consideration paid over the net fair value of the assets acquired and the liabilities assumed and goodwill of $2 million has been recorded.

e)	On November 1, 2011, the Corporation acquired the remaining 50% of shares of Papersource Converting Mill Corp. (“Papersource”), located in Granby, Québec. Papersource is a tissue converting plant in the away-from-home market and this acquisition will strengthen the Corporation’s position in this market. The cash consideration paid is $60 million.

The Corporation remeasured its previously held interest in Papersource to the acquisition-date fair value resulting in a gain of $37 million which is presented in line item Gain on acquisitions, disposals and others in the consolidated statement of earnings. As well, expected synergies resulted in an excess of the consideration paid over the net fair value of the assets acquired and the liabilities assumed and non-deductible goodwill of $26 million and has been allocated to all CGUs of the Tissue Papers segment.

All the purchase price determinations were finalized as at December 31, 2011.

The net fair value of the assets acquired and liabilities assumed attributable to non-controlling interest is accounted for using the proportionate method.

Assets acquired and liabilities assumed were as follows:

							2011
	BUSINESS SEGMENT:	BOXBOARD EUROPE	SPECIALTY PRODUCTS			TISSUE PAPERS
(in millions of Canadian dollars)	ACQUIRED COMPANY:	RdM	NORCAN	GENOR	PACKAGING DIMENSION INC.	PAPERSOURCE	TOTAL
Fair values of identifiable assets acquired and liabilities assumed:
Cash and cash equivalents		4	—	1	—	4	9
Accounts receivable		165	3	1	1	14	184
Inventories		128	1	—	—	23	152
Investments in associates and joint ventures		10	—	—	—	—	10
Property, plant and equipment		334	17	4	1	54	410
Intangible assets with finite useful life		4	1	2	2	71	80
Intangible assets with indefinite useful life		5	—	—	—	2	7
Goodwill		—	—	3	2	26	31

Total assets		650	22	11	6	194	883
Bank loans and advances		(47)	(1)	—	—	(8)	(56)
Trade and other payables		(216)	(4)	(1)	—	(16)	(237)
Current portion of long-term debt		(14)	(2)	—	—	—	(16)
Long-term debt		(88)	(7)	—	—	(24)	(119)
Financial liabilities		(2)	—	—	—	—	(2)
Other liabilities		(40)	—	—	—	—	(40)
Deferred income tax liabilities		(32)	(2)	(1)	—	(26)	(61)

Net assets acquired		211	6	9	6	120	352
Non-controlling interest		(126)	(3)	—	—	—	(129)
Bargain purchase		(35)	—	—	—	—	(35)

		50	3	9	6	120	188

Total consideration transferred
Previously held interest		73	2	—	—	23	98
Gain (loss) on previously held interest		(23)	(1)	—	—	37	13
Cash paid		—	2	4	3	60	69
Balance of purchase price		—	—	5	3	—	8

		50	3	9	6	120	188

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	23

NOTE 7

ACCOUNTS RECEIVABLE

(in millions of Canadian dollars)	NOTE	2012	2011
Accounts receivable — trade		460	469
Receivables from related parties	29	14	24
Less: Provision for doubtful accounts		(12)	(13)

Trade receivables — net		462	480
Provisions for volume rebates		(23)	(21)
Other		74	76

		513	535

As of December 31, 2012, trade receivables of $161 million (December 31, 2011 — $147 million) were past due but not impaired. The aging of these trade receivables at each reporting date is as follows:

(in millions of Canadian dollars)	2012	2011
Past due 1-30 days	121	109
Past due 31-60 days	27	25
Past due 61-90 days	9	9
Past due 91 days and over	4	4

	161	147

Movements in the Corporation’s allowance for doubtful accounts are as follows:

(in millions of Canadian dollars)	2012	2011
Balance at beginning of year	13	10
Provision for doubtful accounts, net of unused beginning balance	3	1
Receivables written off during the year as uncollectible	(4)	(5)
Business acquisitions and disposals	—	7

Balance at end of year	12	13

The increase and decrease of provision for doubtful accounts have been included in Selling and administrative expenses in the consolidated statement of earnings.

The maximum exposure to credit risk at the reporting date approximates the carrying value of each class of receivable mentioned above.

NOTE 8

INVENTORIES

(in millions of Canadian dollars)	2012	2011
Finished goods	222	226
Raw materials	114	129
Supplies	161	161

	497	516

As at December 31, 2012, finished goods, raw materials and supplies are adjusted for net realizable value (“NRV”) of $4 million, nil and $2 million, respectively (December 31, 2011 — $4 million, nil, $2 million). As at December 31, 2012, the carrying amount of inventory carried at net realizable value consisted of $21 million of finished goods inventory, nil of raw materials inventory and $3 million of supplies (December 31, 2011 — $12 million, nil and $4 million).

The Corporation has sold all the goods that were written down. No reversal of previously written-down inventory occurred in 2012 and 2011. The cost of raw materials and supplies included in Cost of sales amounted to $1,398 million (2011 — $1,579 million).

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	24

NOTE 9

INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

A) INVESTMENTS IN ASSOCIATES AND JOINT VENTURES ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2012	2011
Investments in associates	187	181
Investments in joint ventures	35	38

	222	219

Investments in associates and joint ventures as at December 31, 2012, include goodwill of $20 million (December 31, 2011 — $16 million).

B) INVESTMENTS IN ASSOCIATES

(in millions of Canadian dollars)	NOTE	2012	2011
As at January 1		181	156
Share of earnings		(3)	5
Share of other comprehensive loss		(3)	(14)
Dividends		(1)	(6)
Gain of control of associates	6	—	(25)
Net additions		13	65

As at December 31		187	181

The Corporation’s share of earnings from its principal associates, all of which are unlisted except Boralex, and its aggregated assets (including goodwill) and liabilities are as follows:

(in millions of Canadian dollars, unless otherwise noted)	PERCENTAGE INTEREST HELD (%)	ASSETS	LIABILITIES	REVENUES	RESULTS
December 31, 2012
Boralex Inc.	34.85	429	309	64	(2)
Greenpac Holding LLC	59.7	203	128	—	(1)
Pac Service S.p.A.	33.33	5	2	7	—
December 31, 2011
Boralex Inc.	34.85	410	296	68	1
Papersource Conversion Mill Corp.	50	—	—	54	3
Greenpac Holding LLC	59.7	74	13	—	—
Pac Service S.p.A.	33.33	5	2	5	—

Investment in Boralex Inc. has a fair value of $121 million as at December 31, 2012 (December 31, 2011 — $94 million).

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	25

C) INVESTMENTS IN JOINT VENTURES

The following are the principal joint ventures of the Corporation and the Corporation’s percentage of equity owned:

PERCENTAGE EQUITY OWNED (%)
Cascades Sonoco Inc.	50
Cascades Conversion Inc.	50
Converdis Inc.	50
Manucor Spa	22.75
Best Diamond Packaging LLC	49
Norpap Inc.	50

The Corporation’s share of the assets and liabilities as at December 31, 2012 and 2011, and income and expenses of the jointly controlled entities for the years ended December 31, 2012 and 2011 are as follows:

(in millions of Canadian dollars)	2012	2011
Consolidated balance sheets
Current assets	37	42
Non-current assets	44	48
Current liabilities	35	19
Non-current liabilities	11	31
Consolidated statements of earnings[1]
Sales	132	191
Depreciation and amortization	2	7
Operating income	8	13
Financial expenses	1	1
Net earnings	5	9
Consolidated statements of cash flows[1]
Operating activities	12	19
Investing activities	1	(4)
Financing activities	—	(3)

Proportionate interest in joint venture commitments	—	—

1	Until the first quarter of 2011, it also includes the Corporation’s interest in RdM, ranging from 39.66% to 40.95% between January 1, 2011 and April 7, 2011. The Corporation started the full consolidation of RdM during the second quarter of 2011. See Note 6 for more details.

There are no contingent liabilities relating to the Corporation’s interest in the joint ventures, and no contingent liabilities of the ventures themselves.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	26

NOTE 10

PROPERTY, PLANT AND EQUIPMENT

(in millions of Canadian dollars)	NOTE	LAND	BUILDINGS	MACHINERY AND EQUIPMENT	AUTOMOTIVE EQUIPMENT	OTHER	TOTAL
As at January 1, 2011
Cost		77	541	2,636	69	310	3,633
Accumulated depreciation and impairment		—	201	1,635	50	194	2,080

Net book amount		77	340	1,001	19	116	1,553

Year ended December 31, 2011
Opening net book amount		77	340	1,001	19	116	1,553
Additions		1	29	77	9	44	160
Disposals		(6)	(3)	(5)	—	(11)	(25)
Depreciation		—	(25)	(130)	(6)	(6)	(167)
Business disposals	5	(1)	(12)	(11)	—	(1)	(25)
Discontinued operations	5	—	(4)	(135)	—	(5)	(144)
Business acquisitions	6	43	88	257	1	21	410
Impairment charge		—	—	(35)	—	(3)	(38)
Assets held for sale		—	—	—	—	(12)	(12)
Other		(7)	—	40	(1)	(26)	6
Exchange differences		(1)	(1)	(13)	—	—	(15)

Closing net book amount		106	412	1,046	22	117	1,703

As at December 31, 2011
Cost		106	664	2,691	76	333	3,870
Accumulated depreciation and impairment		—	252	1,645	54	216	2,167

Net book amount		106	412	1,046	22	117	1,703

Year ended December 31, 2012
Opening net book amount		106	412	1,046	22	117	1,703
Additions		1	11	85	5	67	169
Disposals		(2)	(1)	(3)	—	(3)	(9)
Depreciation		—	(25)	(139)	(6)	(11)	(181)
Business acquisition	6	—	8	3	—	—	11
Impairment charge		—	—	(24)	—	—	(24)
Other		(1)	5	45	—	(50)	(1)
Exchange differences		—	(2)	(6)	—	(1)	(9)

Closing net book amount		104	408	1,007	21	119	1,659

As at December 31, 2012
Cost		104	681	2,764	78	225	3,852
Accumulated depreciation and impairment		—	273	1,757	57	106	2,193

Net book amount		104	408	1,007	21	119	1,659

Other property, plant and equipment includes buildings and machinery and equipment in the process of construction or installation with a book value of $55 million (December 31, 2011 — $48 million) and deposits on purchases of equipment amounting to $10 million (December 31, 2011 — $9 million). The carrying value of finance-lease assets is $16 million.

Included in the cost above is $2 million (December 31, 2011 — $2 million) of interest incurred on qualifying assets which have been capitalized during the year. The weighted average capitalization rate on funds borrowed in 2012 was 6.31% (2011 — 6.67%).

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	27

NOTE 11

GOODWILL AND OTHER INTANGIBLE ASSETS WITH FINITE AND INDEFINITE USEFUL LIFE

(in millions of Canadian dollars)	NOTE	APPLICATION SOFTWARE	CUSTOMER RELATIONSHIPS AND CLIENT LISTS	OTHER INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	TOTAL INTANGIBLE ASSETS WITH FINITE USEFUL LIFE	GOODWILL	OTHER INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIFE	GOODWILL AND OTHERS
As at January 1, 2011
Cost		23	129	41	193	313	—	313
Accumulated amortization and impairment		10	46	11	67	—	—	—

Net book amount		13	83	30	126	313	—	313

Year ended December 31, 2011
Opening net book amount		13	83	30	126	313	—	313
Additions		24	—	—	24	—	—	—
Business acquisitions	6	4	75	1	80	31	7	38
Discontinued operations	5	—	(15)	—	(15)	(19)	—	(19)
Impairment charge		—	(2)	(9)	(11)	—	(1)	(1)
Amortization		(5)	(9)	(5)	(19)	—	—	—
Exchange differences		(1)	1	—	—	(3)	—	(3)

Closing net book amount		35	133	17	185	322	6	328

As at December 31, 2011
Cost		50	175	41	266	322	7	329
Accumulated amortization and impairment		15	42	24	81	—	1	1

Net book amount		35	133	17	185	322	6	328

Year ended December 31, 2012
Opening net book amount		35	133	17	185	322	6	328
Additions		31	—	—	31	—	—	—
Business acquisition	6	—	4	—	4	8	—	8
Impairment charge		—	—	(2)	(2)	—	—	—
Amortization		(4)	(11)	(3)	(18)	—	—	—
Exchange differences		—	—	—	—	(1)	—	(1)

Closing net book amount		62	126	12	200	329	6	335

As at December 31, 2012
Cost		81	179	41	301	329	7	336
Accumulated amortization and impairment		19	53	29	101	—	1	1

Net book amount		62	126	12	200	329	6	335

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	28

NOTE 12

OTHER ASSETS

(in millions of Canadian dollars)	NOTE	2012	2011
Notes receivable from business disposals	6	18	17
Other investments		11	9
Other assets		38	11
Deferred financing costs		6	8
Employee future benefits	17	1	1

		74	46
Less: Current portion, included in accounts receivables		(4)	(2)

Total other assets		70	44

In 2012, the Corporation granted a US$15 million ($15 million) bridge loan to Greenpac Holding LLC (Greenpac Project). The loan is included in Other assets will mature no later than 2021 and bears interest ranging from 7.5% to 12% depending on the stage of completion of the Greenpac Project. However, we expect the loan to be repaid over the next 4 years through secured tax credits to be received by members of the project and operational cash flows. The Corporation also capitalized in Other assets $6 million of costs incurred for the supervision of the Greenpac Project construction. These costs will be repaid to the Corporation by Greenpac Mill over an 8-year period.

NOTE 13

TRADE AND OTHER PAYABLES

(in millions of Canadian dollars)	NOTE	2012	2011
Trade payables		465	472
Payables to related parties	29	13	21
Accrued expenses		73	46

Trade and other payables		551	539

NOTE 14

PROVISIONS FOR CONTINGENCIES AND CHARGES

(in millions of Canadian dollars)	ENVIRONMENTAL RESTORATION OBLIGATIONS	ENVIRONMENTAL COSTS	LEGAL CLAIMS	SEVERANCES	ONEROUS CONTRACT	OTHER	TOTAL PROVISIONS
As at January 1, 2011	8	18	10	—	1	—	37

Additional provision	—	—	1	8	1	—	10
Payments	—	—	(8)	(4)	—	—	(12)
Business disposals	(2)	(4)	—	—	—	—	(6)
Business acquisitions	—	—	8	—	—	—	8
Others	—	—	—	—	—	1	1

As at December 31, 2011	6	14	11	4	2	1	38

Additional provision	—	3	2	4	4	1	14
Reversal of provision	—	(1)	—		—	—	(1)
Payments	—	(2)	(4)	(5)	(1)	(1)	(13)
Revaluation	1	—	—	—	—	—	1
Others	1	(1)	(1)	(1)	—	2	—

As at December 31, 2012	8	13	8	2	5	3	39

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	29

Analysis of total provisions:

(in millions of Canadian dollars)	2012	2011
Non-current	33	33
Current	6	5

	39	38

ENVIRONMENTAL RESTORATION

The Corporation uses some landfill sites. A provision has been recognized at fair value for the costs to be incurred for the restoration of those sites.

ENVIRONMENTAL COSTS

An environmental provision is recorded when the Corporation has an obligation caused by its ongoing and abandoned operations.

LEGAL CLAIMS

In the normal course of operations, the Corporation is party to various legal actions and contingencies related to contract disputes and labour issues.

NOTE 15

LONG-TERM DEBT

(in millions of Canadian dollars)	MATURITY	2012	2011
Revolving credit facility, weighted average interest rate of 2.80% as at December 31, 2012, consists of $299 million; US$37 million and €49 million (December 31, 2011 — $196 million; US$42 million and €33 million)	2016	401	282
7.25% Unsecured senior notes of US$4 million (US$9 million at December 31, 2011)	2013	4	9
6.75% Unsecured senior notes of US$6 million (US$9 million at December 31, 2011)	2013	6	9
7.75% Unsecured senior notes of $200 million	2016	198	198
7.75% Unsecured senior notes of US$500 million	2017	493	503
7.875% Unsecured senior notes of US$250 million	2020	245	251
Other debts of subsidiaries		53	61
Other debts without recourse to the Corporation		90	112

		1,490	1,425
Less: Unamortized financing costs		15	18

Total long-term debt		1,475	1,407

Less:
Current portion of 7.25% Unsecured senior notes		4	—
Current portion of 6.75% Unsecured senior notes		6	—
Current portion of debts of subsidiaries		20	12
Current portion of debts without recourse to the Corporation		30	37

		60	49

		1,415	1,358

a)	In 2012, the Corporation repurchased US$3 million of its 6.75% unsecured senior notes for an amount of US$3 million ($3 million) and US$5 million of its 7.25% unsecured senior notes for an amount of US$5 million ($5 million). No gain or loss resulted from these transactions.

b)	As at December 31, 2012, accounts receivable and inventories totalling approximately $611 million (December 31, 2011 — $630 million) as well as property, plant and equipment totalling approximately $275 million (December 31, 2011 — $269 million) were pledged as collateral for the Corporation’s revolving credit facility.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	30

c)	The Corporation has finance leases for various items of property, plant and equipment. Renewals and purchase options are specific to the entity that holds the lease. Lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default. Future minimum lease payments under finance leases together with the present value of the net minimum lease payments are as follows:

	2012		2011
(in millions of Canadian dollars)	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS	MINIMUM PAYMENTS	PRESENT VALUE OF PAYMENTS
Within one year	5	3	4	3
Later than 1 year but no later than 5 years	10	7	5	5
More than 5 years	9	7	—	—

Total minimum lease payments	24	17	9	8
Less amounts representing finance charges	7	—	1	—

Present value of minimum lease payments	17	17	8	8

NOTE 16

OTHER LIABILITIES

(in millions of Canadian dollars)	NOTE	2012	2011
Employee future benefits	17	259	241
Other		5	10

		264	251
Less: Current portion, included in Trade and other payables		—	(2)

Total other liabilities		264	249

NOTE 17

EMPLOYEE FUTURE BENEFITS

a)	The expense for employee future benefits as at December 31 is as follows:

	2012		2011
(in millions of Canadian dollars)	PENSION PLANS	OTHER PLANS	PENSION PLANS	OTHER PLANS
Current service costs	12	3	12	3
Interest costs	31	5	32	6
Expected return on assets	(39)	—	(38)	—
Past service costs	1	—	—	1
Curtailment	(1)	(1)	—	(4)

Recognized costs for defined benefit pension plans	4	7	6	6
Recognized costs for defined contribution pension plans	17	—	18	—

Total expense for employee future benefits	21	7	24	6

Total cash payments for employee future benefits for 2012, consisting of cash contributed by the Corporation to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans and its collective RRSPs, amounted to $51 million (2011 — $53 million). Total estimated cash payments for employee future benefits are expected to be $53 million for 2013.

The amount recognized in the consolidated statement of comprehensive income (loss) for the year ended December 31, 2012 and 2011, is detailed as follows:

	2012		2011
(in millions of Canadian dollars)	PENSION PLANS	OTHER PLANS	PENSION PLANS	OTHER PLANS
Actuarial losses	(36)	(6)	(59)	(3)
Adjustment in respect of minimum funding requirements	—	—	(4)	—

Total recognized in other comprehensive income (loss) before tax	(36)	(6)	(63)	(3)

The cumulative amounts recognized in retained earnings are, as at December 31, 2012, $265 million and $223 million as at December 31, 2011.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	31

b)	The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

	2012		2011
(in millions of Canadian dollars)	PENSION PLANS	OTHER PLANS	PENSION PLANS	OTHER PLANS
Accrued benefit obligation
Beginning of year	672	115	638	97
Current service costs	12	3	12	3
Interest costs	31	5	32	6
Employees’ contributions	3	—	3	—
Exchange differences	—	—	—	(1)
Actuarial losses	44	6	40	3
Benefits paid	(38)	(8)	(36)	(8)
Business acquisitions, disposals and closures	(1)	—	(17)	18
Past service costs	1	—	—	1
Curtailment	(1)	(1)	—	(4)

End of year	723	120	672	115

Plan assets
Beginning of year	560	—	568	—
Expected return on plan assets	39	—	38	—
Actuarial gains (losses)	8	—	(18)	—
Employer’s contributions	26	8	27	8
Employees’ contributions	3	—	3	—
Benefits paid	(38)	(8)	(36)	(8)
Exchange differences	—	—	—	—
Business acquisitions, disposals and closures	—	—	(22)	—

End of year	598	—	560	—

Reconciliation of funded status
Fair value of plan assets	598	—	560	—
Accrued benefit obligation	(723)	(120)	(672)	(115)

Funded status of plan — end of year	(125)	(120)	(112)	(115)
Fair value of reimbursement rights recognized as an asset	(13)	—	(13)	—

Accrued benefit liability — end of year	(138)	(120)	(125)	(115)

As at January 1, 2010, accrued benefit obligation on pension plans, accrued benefit on other plans, and plan assets on pension plans respectively amounted to $564 million, $94 million, and $531 million.

The net amount recognized on the consolidated balance sheet is detailed as follows:

	2012		2011
(in millions of Canadian dollars)	PENSION PLANS	OTHER PLANS	PENSION PLANS	OTHER PLANS
Employee future benefit asset, included in Other assets	1	—	1	—
Employee future benefit liability, included in Other liabilities	(139)	(120)	(126)	(115)

	(138)	(120)	(125)	(115)

c)	The following amounts relate to plans that are wholly unfunded and those wholly or partially funded as of:

	2012		2011
(in millions of Canadian dollars)	PENSION PLANS	OTHER PLANS	PENSION PLANS	OTHER PLANS
Wholly or partially funded
Fair value of plan assets	598	—	560	—
Accrued benefit obligation	(672)	—	(633)	—

Funded deficit	(74)	—	(73)	—

Wholly unfunded
Accrued benefit obligation	(51)	(120)	(39)	(115)

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	32

d)	The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2012		2011
	PENSION PLANS	OTHER PLANS	PENSION PLANS	OTHER PLANS
Accrued benefit obligation as at December 31
Discount rate	4.25%	4.25%	4.75%	4.75%
Rate of compensation increase	2% to 3.5%	2.25% to 4%	2% to 3.5%	2% to 4%
Benefit costs for years ended December 31
Discount rate	4.75%	4.75%	5.25%	5.25%
Expected long-term return on assets	7%	—	7%	—
Rate of compensation increase	2% to 3.5%	2.25% to 4%	2.25% to 3.5%	2.25% to 3.5%
Assumed health-care cost trend rates at December 31
Rate increase in health-care costs	—	8% to 9%	—	8% to 9%
Cost trend rates decline to	—	5%	—	5%
Year the rate should stabilize	—	2029	—	2029

e)	Assumed rate increases in health-care costs have a significant effect on the amounts reported for the health-care plans. A 1% change in assumed health-care cost trend rates would have the following effects for 2012:

(in millions of Canadian dollars)	INCREASE OF 1%	DECREASE OF 1%
Current service costs and interest cost	—	—
Accrued benefit obligation — end of year	5	(4)

f)	The plan assets allocation and investment target allocation as at December 31, 2012 and 2011 are detailed as follows:

	ACTUAL ALLOCATION		TARGET ALLOCATION
(in percentages)	2012	2011	2012	2011
Plan assets allocation
Money market	2	2	—	—
Debt securities	40	43	43	43
Equity securities	58	55	57	57

Total	100	100	100	100

The plan assets do not include shares or debt securities of the Corporation. Annual benefit annuities of an approximate value of $11 million are pledged by insurance contracts established by the Corporation.

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis.

Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining adequate diversification, controlling the risk according to different asset categories, and maintaining a long-term objective of return on investments. Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as return objectives. Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

g)	The overall expected rate of return is a weighted average of the expected returns of the various categories of assets held by the plan. The management assessment of the expected returns is based on historical return trends and analysts’ predictions for the market with respect to the asset over the life of the related obligation.

The actual return on plan assets was 8.6% in 2012 (3.7% in 2011).

NOTE 18

INCOME TAXES

a)	The recovery of income taxes is as follows:

(in millions of Canadian dollars)	2012	2011
Current tax	15	4
Deferred tax	(17)	(60)

	(2)	(56)

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	33

b)	The recovery of income taxes based on the effective income tax rate differs from the recovery of income taxes based on the combined basic rate for the following reasons:

(in millions of Canadian dollars)	2012	2011
Recovery of income taxes based on the combined basic Canadian and provincial income tax rate	(4)	(25)

Adjustment of recovery of income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	2	(3)
Non-taxable portion of capital gain	(1)	(3)
Gain on remeasurement of previously held interest and bargain purchase	—	(13)
Permanent differences – others	(1)	—
Recognized tax benefit arising from capital losses	—	(15)
Change in unrecognized temporary differences	2	4
Others	—	(1)

	2	(31)

Recovery of income taxes	(2)	(56)

Weighted average income tax rate for the year ended December 31, 2012, was 28.5% (2011 — 33%)

c)	The recovery of income taxes relating to components of other comprehensive income is as follows:

(in millions of Canadian dollars)	2012	2011
Foreign currency translation related to hedging activities	1	(1)
Cash flow hedge	2	(9)
Included in other comprehensive income (loss) of associates	(2)	(5)
Actuarial loss on post employment benefit obligations	(11)	(17)

	(10)	(32)

The analysis of deferred tax assets and deferred tax liabilities is as follows:

(in millions of Canadian dollars)	2012	2011
Deferred income tax assets:
Deferred income tax assets to be recovered after more than 12 months	313	323
Deferred income tax assets to be recovered within 12 months	22	9

	335	332
Deferred income tax liabilities:
Deferred income tax liabilities to be used after more than 12 months	285	319
Deferred income tax liabilities to be used within 12 months	2	1

	287	320

	48	12

The movement of the deferred income tax account is as follows:

(in millions of Canadian dollars)	NOTE	2012	2011
As at January 1		12	(51)
Through statement of earnings		17	60
Variance of income tax credit, net of related income tax		8	10
Through statement of other comprehensive income		10	32
Through business acquisitions and disposals	5,6	(1)	(26)
Included in discontinued operations	5	—	(11)
Exchange differences		2	(2)

As at December 31		48	12

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	34

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred income tax asset

(in millions of Canadian dollars)	RECOGNIZED TAX BENEFIT ARISING FROM INCOME TAX LOSSES	EMPLOYEE FUTURE BENEFITS	EXPENSE ON RESEARCH	UNUSED TAX CREDITS	FINANCIAL INSTRUMENTS	OTHERS	TOTAL
As at January 1, 2011	119	42	44	36	15	17	273
Through statement of earnings (loss)	36	3	8	—	(6)	(4)	37
Variance of income tax credit	—	—	—	15	—	—	15
Through other comprehensive income	—	17	—	—	7	—	24
Through business acquisitions and disposals	—	(6)	—	—	—	—	(6)
Included in discontinued operations	(11)	—	—	—	—	—	(11)

As at December 31, 2011	144	56	52	51	16	13	332

Through statement of earnings (loss)	(3)	(8)	4	(10)	2	1	(14)
Variance of income tax credit	—	—	—	8	—	—	8
Through other comprehensive loss	—	11	—	—	(2)	—	9

As at December 31, 2012	141	59	56	49	16	14	335

Deferred income tax liabilities

(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	CAPITAL GAIN	INTANGIBLE ASSETS	INVESTMENTS	OTHERS	TOTAL
As at January 1, 2011	217	63	18	19	7	324
Through statement of earnings (loss)	(27)	(6)	6	—	4	(23)
Variance of income tax credit	—	—	—	—	5	5
Through other comprehensive income	—	(1)	—	(2)	—	(3)
Included in other comprehensive income (loss) of associates	—	—	—	(5)	—	(5)
Through business acquisitions and disposals	10	—	10	—	—	20
Exchange differences	2	—	—	—	—	2

As at December 31, 2011	202	56	34	12	16	320

Through statement of earnings (loss)	(40)	2	10	4	(7)	(31)
Through other comprehensive income (loss)	—	1	—	—	—	1
Included in other comprehensive income (loss) of associates	—	—	—	(2)	—	(2)
Through business acquisition	1	—	—	—	—	1
Exchange differences	(2)	—	—	—	—	(2)

As at December 31, 2012	161	59	44	14	9	287

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	35

The Corporation has accumulated losses for income tax purposes amounting to approximately $647 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $524 million of these losses has been recognized in the accounts as a deferred income tax asset. Deferred income tax assets are recognized for tax loss carry-forward to the extent that the realization of the related tax benefits through future taxable profits is probable. Income tax losses as at December 31, 2012 are detailed as follows:

(in millions of Canadian dollars)	UNRECOGNIZED TAX LOSSES	RECOGNIZED TAX LOSSES	TOTAL TAX LOSSES	MATURITY
Canada	—	4	4	2014
	—	2	2	2015
	—	2	2	2026
	—	10	10	2027
	—	55	55	2028
	—	5	5	2029
	—	66	66	2030
	—	77	77	2031
	—	157	157	2032
Capital losses	—	18	18	Indefinitely
United States	—	4	4	2018
	—	9	9	2019
	—	5	5	2020
Europe	123	110	233	Indefinitely

	123	524	647

NOTE 19

CAPITAL STOCK

A) CAPITAL MANAGEMENT

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and Shareholders’ equity which includes capital stock.

(in millions of Canadian dollars)	2012	2011
Cash and cash equivalents	(20)	(12)
Bank loans and advances	80	90
Long-term debt, including current portion	1,475	1,407

	1,535	1,485
Shareholders’ equity	978	1,029

Total capital	2,513	2,514

The Corporation’s objectives when managing capital are:

•	to safeguard the Corporation’s ability to continue as a going concern in order to provide returns to shareholders;

•	to maintain an optimal capital structure and reduce the cost of capital;

•	to make proper capital investments that are significant to ensure the Corporation remains competitive; and

•	to redeem common shares based on an annual redemption program.

The Corporation sets the amount of capital in proportion to risk. The Corporation manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Corporation may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

The Corporation monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Corporation must conform to certain financial ratios under its various credit agreements. These ratios are calculated on an adjusted consolidated basis of restricted subsidiaries only. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Corporation must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under finance leases and other accrued obligations (2012 – $1,462 million; 2011 – $1,383 million). The capitalization ratio is calculated as “Shareholders’ equity” as shown in the consolidated balance sheet plus the funded debt. Shareholders’ equity is adjusted to add back the effect of IFRS adjustments as at December 31, 2010 in the amount of $208 million. The interest coverage ratio is defined as EBITDA to interest expense. The EBITDA is defined as net earnings of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2012 – $264 million;

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	36

2011 – $211 million). Excluded from net earnings are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with IFRS plus any capitalized interest but excluding the amortization of deferred financing costs, up-front and financing costs and also unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the Senior notes indenture dated December 3, 2009.

As at December 31, 2012, the funded debt to capitalization ratio stood at 55.19% and the interest coverage ratio was at 3.01x. The Corporation is in compliance with the ratio requirements of its lenders. If cash is available, the Corporation will use it to reduce its revolving credit facility utilization.

The Corporation’s credit facility is subject to terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Corporation’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indenture dated December 3, 2009.

On a regular basis, the Corporation meets with the rating agencies. In 2012, Standard & Poor’s revised the outlook of the Corporation to negative on weaker-than-expected financial performance.

The Corporation normally invests between $100 million and $200 million yearly in purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board of Directors. These investments, combined with annual maintenance, enhance the stability of the Corporation’s business units and improve cost competitiveness through new technology and improved process procedures.

The Corporation has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by management. In addition to limitations to the normal course issuer bid, the Corporation’s ability to redeem common shares is limited by its senior notes indenture.

B) ISSUED AND OUTSTANDING

The authorized capital stock of the Corporation consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

		2012		2011
	NOTE	NUMBER OF SHARES	IN MILLIONS OF CANADIAN DOLLARS	NUMBER OF SHARES	IN MILLIONS OF CANADIAN DOLLARS
Balance – beginning of year		94,647,165	486	96,606,421	496
Shares issued on exercise of stock options		8,666	—	98,307	1
Redemption of common shares	19(c)	(773,386)	(4)	(2,057,563)	(11)

Balance – end of year		93,882,445	482	94,647,165	486

C) REDEMPTION OF COMMON SHARES

In 2012, in the normal course of business, the Corporation renewed its redemption program of a maximum of 4,725,273 common shares with the Toronto Stock Exchange, said shares representing approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 15, 2012 to March 14, 2013. In 2012, the Corporation redeemed 773,386 common shares under this program for a consideration of approximately $3 million (2011 – $11 million).

D) EARNINGS (LOSS) PER SHARE

The basic and diluted net earnings (loss) per common share are calculated as follows:

	2012	2011
Net earnings (loss) available to common shareholders (in millions of Canadian dollars)	(11)	99
Weighted average number of common shares (in millions)	94.2	96.0
Dilution effect of stock options (in millions)	—	0.8
Adjusted weighted average number of common shares (in millions)	94.6	96.8
Basic net earnings (loss) per common share (in Canadian dollars)	$(0.11)	$1.03
Diluted net earnings (loss) per common share (in Canadian dollars)	$(0.11)	$1.02

In calculating diluted earnings per share for 2012 and 2011, stock options of 6,534,700 and 3,737,097 respectively were excluded due to their antidilutive effect. As of March 11, 2013, the Corporation had redeemed 20,300 shares since the beginning of the financial year.

E) THE DETAILS OF DIVIDENDS DECLARED PER SHARE ARE AS FOLLOWS:

	2012	2011
Dividends declared per share	$0.16	$0.16

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	37

NOTE 20

STOCK-BASED COMPENSATION

a)	Under the terms of a share option plan adopted on December 15, 1998 for officers and key employees of the Corporation, 6,157,033 common shares have been specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversaries of grant date. Options cannot be exercised if the market value of the share at exercise date is lower than the book value at the date of grant. The stock-based compensation cost related to these options amounted to $1 million (2011 – $1 million).

Changes in the number of options outstanding as at December 31, 2012 and 2011, are as follows:

	2012		2011
	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $
Beginning of year	5,693,429	7.25	5,287,178	7.33
Granted	1,361,314	4.55	757,170	6.26
Exercised	(8,666)	2.28	(98,307)	5.17
Expired	(373,383)	10.86	(227,593)	7.27
Forfeited	(137,994)	4.75	(25,019)	4.15

End of year	6,534,700	6.54	5,693,429	7.25

Options exercisable – end of year	4,093,105	7.48	3,270,935	8.72

The weighted-average share price at the time of exercise of the options was $4.14 (2011 – $7.00).

The following options were outstanding as at December 31, 2012:

	OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
Year granted	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	NUMBER OF OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE $	EXPIRATION DATE
2003	167,492	13.04	167,492	13.04	2013
2004	274,645	13.00	274,645	13.00	2013-2014
2005	263,979	12.73	263,979	12.73	2013-2015
2006	316,629	11.49	316,629	11.49	2013-2016
2007	344,645	11.83	344,645	11.83	2013-2017
2008	524,190	7.81	524,190	7.81	2013-2018
2009	435,903	2.28	348,483	2.28	2013-2019
2009	1,478,465	3.92	1,151,610	3.92	2014-2019
2010	727,134	6.43	405,828	6.43	2013-2020
2011	770,656	6.26	236,917	6.26	2013-2021
2012	1,230,962	4.47	58,687	4.71	2014-2022

	6,534,700	6.54	4,093,105	7.48

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	38

FAIR VALUE OF THE SHARE OPTIONS GRANTED

Options were priced using the Black-Scholes option pricing model. Expected volatility is based on the historical share price volatility over the past five years. The following weighted-average assumptions were used to estimate the fair value of $1.32 (2011 – $2.11), at the date of grant, of each option issued to employees:

	2012	2011
Grant date share price	$4.34	$6.03
Exercise price	$4.55	$6.26
Risk-free interest rate	1.37%	2.70%
Expected dividend yield	3.68%	2.65%
Expected life of options	6 years	6 years
Expected volatility	42%	45%

b)	The Corporation offers its Canadian employees a share purchase plan for its common shares. Employees can voluntarily contribute up to a maximum of 5% of their salary and, if certain conditions are met, the Corporation will contribute to the plan for 25% of the employee’s contribution.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2012, the Corporation’s contribution to the plan amounted to $1 million (2011 – $1 million).

c)	The Corporation has a Deferred Share Unit Plan for the benefit of its external directors, allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Corporation’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Corporation’s common shares as traded on the open market during the five days before the date of the participant’s resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2012, the Corporation had a total of 243,355 DSUs outstanding (2011 – 213,130 DSUs), representing a long-term liability of $1 million (2011 – $1 million).

NOTE 21

ACCUMULATED OTHER COMPREHENSIVE LOSS

(in millions of Canadian dollars)	2012	2011
Foreign currency translation, net of hedging activities and related income tax of $(4) million (December 31, 2011 – $(5) million)	(47)	(43)
Unrealized gain (loss) arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of nil (December 31, 2011 – nil)	2	(4)
Unrealized loss arising from interest rate swap agreements designated as cash flow hedges, net of related income taxes of $13 million (December 31, 2011 – $10 million)	(21)	(17)
Unrealized loss arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $7 million (December 31, 2011 – $10 million)	(20)	(21)
Unrealized loss on available-for-sale financial assets, net of related income taxes of nil (December 31, 2011 – nil)	(1)	(1)

	(87)	(86)

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	39

NOTE 22

COST OF SALES BY NATURE

(in millions of Canadian dollars)	2012	2011
Change in inventories of finished goods and work in progress	10	1
Raw materials	1,388	1,578
Wages and employee benefits expenses	576	571
Energy	318	332
Delivery	263	251
Depreciation and amortization	199	180
Others	403	334

Total cost of sales	3,157	3,247

SELLING AND ADMINISTRATIVE EXPENSES BY NATURE

(in millions of Canadian dollars)	2012	2011
Wages and employee benefits expenses	262	258
Information technology	26	23
Publicity and marketing	21	21
Others	73	60

Total selling and administrative expenses	382	362

NOTE 23

EMPLOYEE BENEFITS EXPENSES

(in millions of Canadian dollars)	2012	2011
Wages and employee benefits expenses	838	829
Share options granted to directors and employees	1	1
Pension costs – defined contribution plans	17	18
Pension costs – defined benefit plans	4	6
Other post-employment benefits	7	6

	867	860

KEY MANAGEMENT COMPENSATION

Key management includes members of the Board of Directors, Presidents and Vice Presidents of the Corporation. The compensation paid or payable to key management for their services is shown below:

(in millions of Canadian dollars)	2012	2011
Salaries and other short-term benefits	9	7
Post-employment benefits	1	1
Share-based payments	1	1

	11	9

NOTE 24

LOSS (GAIN) ON ACQUISITIONS, DISPOSALS AND OTHERS

(in millions of Canadian dollars)	2012	2011
Net gain related to business acquisitions	—	(48)
Loss on business disposals	—	7
Gain on disposal of property, plant and equipment	(1)	(7)

	(1)	(48)

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	40

2012

On March 23, 2012, the Containerboard Group sold a vacant piece of land located next to the Vaudreuil, Québec, corrugated containerboard plant and recorded a gain of $1 million on the disposal.

2011

On March 1, 2011, the Corporation sold its European containerboard mill located in Avot-Vallée, France, for a total consideration of €10 million ($14 million) including the debt assumed by the acquirer in the amount of €5 million ($7 million) and the selling price balance of €5 million ($7 million) which is receivable over a maximum of three years. The Corporation recorded a loss of $2 million on the disposal.

On April 7, 2011, the Corporation purchased outstanding shares of RdM on the open market which triggered a business acquisition. A net gain of €9 million ($12 million) resulted from this transaction.

Also during the second quarter, our Specialty Product Segment recorded a loss of $1 million resulting from the business acquisition of NorCan Flexible Packaging Inc.

On June 23, 2011, the Corporation sold two of its boxboard facilities, namely the Versailles mill located in Connecticut and the Hebron converting plant located in Kentucky for a total consideration of US$20 million ($20 million) of which US$5 million ($5 million) has been received net of transaction fees paid of $1 million. The consideration also includes a balance of sale price of US$10 million ($10 million) and the fair value of US$4 million ($4 million) of natural gas contracts agreements concluded with the acquirer as part of the transaction. The balance of sale price of US$10 million ($10 million) is receivable over four years. The Corporation realized a loss of $8 million before income taxes.

In June 2011, the Corporation completed the sale of a piece of land in Montréal, Québec, pertaining to a corrugated converting plant closed in 2005, for a cash consideration of $9 million. A gain of $7 million was recorded on the disposal.

On September 20, 2011, the Corporation announced the closure and sale of the land and building of its containerboard mill located in Burnaby, British Columbia. The closure resulted in a $3 million gain on the reversal of an environmental provision.

On November 1, 2011, the Corporation announced that it had finalized the acquisition of 50% of the shares that it does not hold in its affiliated company Papersource Converting Mill Corp. (Papersource), located in Granby, Québec. Cash consideration for the transaction is $60 million. A gain of $37 million resulted from this transaction.

NOTE 25

IMPAIRMENT CHARGES AND RESTRUCTURING COSTS

A) IMPAIRMENT CHARGES ON PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS WITH FINITE USEFUL LIFE AND OTHER ASSETS

For the year ended December 31, 2012 and 2011, the Corporation recorded impairment charges totalling $29 million and $59 million, respectively. The recoverable amount of CGUs was determined using a fair value less cost to sell model based on the income approach, unless otherwise indicated. Impairments are detailed as follows:

	2012
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	CORPORATE ACTIVITIES	TOTAL
Machinery and equipment	22	2	—	24	—	24
Spare parts	1	1	—	2	—	2
Intangible and other assets	2	—	—	2	1	3

Total	25	3	—	28	1	29

	2011
	PACKAGING PRODUCTS
(in millions of Canadian dollars)	CONTAINER-BOARD	BOXBOARD EUROPE	SPECIALTY PRODUCTS	SUB-TOTAL	TISSUE PAPERS	TOTAL
Machinery and equipment	21	—	15	36	2	38
Spare parts	8	—	—	8	—	8
Intangible and other assets	4	—	—	4	9	13

Total	33	—	15	48	11	59

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	41

2012

The Containerboard Group reviewed the recoverable value of its Mississauga manufacturing mill, and an impairment charges of $21 million on property, plant and equipment and $2 million on intangible assets were recorded due to difficult market conditions. Recoverable amount was based on selling price of assets as it was higher than the income approach. The Containerboard Group also recorded additional impairment charges totalling $2 million on its Burnaby mill and Le Gardeur converting plant which were closed in 2011.

The Boxboard Europe Group reviewed the recoverable amount of its Magenta manufacturing mill, and an impairment charges of $2 million on property, plant and equipment and $1 million on spare parts were recorded due to difficult market conditions.

The Corporation also recorded an impairment charge of $1 million in its corporate activities due to the reevaluation of notes receivable from 2011 business disposals.

2011

In the Containerboard Group, the Corporation recorded an impairment charge of $8 million for its closed boxboard mill located in Toronto, Ontario and for its converting plant in Lachute, Québec, due to difficult market conditions. For the same reason, the Group recorded an impairment charge of $2 million on customer relationships.

In the Containerboard Group, the Corporation announced on September 20, 2011, the closure of its Burnaby mill located in British Columbia and that it had reached an agreement to sell the land and the building. An impairment charge of $8 million was recorded. Fair value less cost to sell was determined based on selling price of assets. The Corporation also reviewed the recoverable amount of its Trenton manufacturing mill due to difficult market conditions, and an impairment charge of $15 million was recorded.

In the Specialty Products segment, the Corporation closed its old East Angus pulping equipment in Québec and recorded an impairment charge of $3 million to record the equipment to salvage value. The Corporation reviewed the recoverable amount of its St-Jérôme fine paper mill, due to difficult market conditions and an impairment charge of $11 million was recorded. The Corporation recorded an additional $1 million impairment charge on fixed assets for the same reason.

The Tissue Papers Group reviewed the recoverable value of its Toronto manufacturing mill, and an impairment charge of $9 million was recorded due to difficult market conditions. In addition, impairment charges of $2 million was recorded on fixed assets for the same reason.

B) GOODWILL AND OTHER INDEFINITE USEFUL LIFE INTANGIBLE ASSETS

Allocation of goodwill and other indefinite useful life intangible assets is as follows:

•	Containerboard’s goodwill of $274 million is allocated to all Containerboard’s CGUs.

•	Specialty Products’ goodwill is allocated to Cascades Recovery CGU, $13 million, and Industrial Packaging CGUs, $6 million.

•	Tissue Papers’ goodwill of $36 million and trademarks of $2 million are allocated to all Tissue Papers’ CGUs.

•	Water rights of $4 million are allocated to RdM’s CGU.

With the exception of its Containerboard goodwill, there were no events noted in 2012 that would trigger an impairment loss given the significant excess of recoverable amount compared to the carrying amount of the respective goodwill. However, in 2012, the Corporation tested its Containerboard goodwill for impairment due to challenging market conditions. As a result of this impairment test, the Corporation concluded that the recoverable amount of the CGUs was in excess of $149 million over their carrying amount, thus no impairment charge was necessary. With all other variables held constant, a decrease in terminal growth rate of 2%, a rise of discounting rate of 1.25%, a decrease of 46,000 short tons in manufacturing shipments or a decrease of terminal exchange rate of $0.03 would reduce the excess of $149 million to nil. The Corporation applied the income approach in determining fair value less cost to sell and used the following key assumptions:

	2012	2011
	CONTAINERBOARD	CONTAINERBOARD
Terminal growth rate	2%	2%
Discounting rate	9.5%	9.5%
Terminal exchange rate (CA$/US$)	$1.10	$1.10
Shipments (manufacturing only; in short tons)	878,000 s.t.	960,000 s.t.

C) RESTRUCTURING COSTS1

The closure and restructuring costs are detailed as follows:

(in millions of Canadian dollars)	2012	2011
Containerboard	6	5
Boxboard Europe	1	1
Specialty Products	—	2

	7	8

1	In addition to the restructuring costs, the Corporation also recorded accelerated depreciation expense for $13 million (2011 – nil)

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	42

2012

On April 25, 2012, the Corporation announced the closure of its North York and Peterborough units as well as the OCD plant in Mississauga. These plants are part of the Containerboard Group. These closures resulted in the recognition of an onerous contract and severance provisions totalling $7 million and accelerated depreciation of $3 million due to the revaluation of the remaining useful life and residual value of some equipments.

On September 5, 2012, the Corporation announced the closure of its Lachute folding carton plant of the Containerboard Group to be closed at the latest at the end of the first quarter of 2013. This resulted in the recognition of severance provisions totalling $2 million and a curtailment gain on pension plan amounting to $2 million.

The Containerboard Group also reviewed the useful life and residual value of its Trenton’s steam reformer and recorded accelerated depreciation totalling $9 million.

In 2012, the Containerboard Group recorded $1 million reversal of an environmental provision with regards to its Burnaby manufacturing mill closed in 2011.

In 2012, the Boxboard Europe Group recorded severance provisions of $1 million at one of its RdM manufacturing mills due to difficult market conditions.

On August 13, 2012, the Corporation announced the closure of its Tissue Papers Group plant located in Scarborough and reviewed the useful life and residual value of its assets which resulted in accelerated depreciation of $1 million.

2011

In the Containerboard segment, the closure of its Leominster converting plants in the New England region of the US and of Le Gardeur in Québec resulted in closure and restructuring costs totalling $3 million. On September 20, 2011, the Corporation announced the closure of its Burnaby mill located in British Columbia. Closure and restructuring costs of $2 million were recorded.

In the Boxboard Europe Group, the Corporation recorded closure and restructuring costs of $1 million, following the closing of one production line in RdM.

In the Specialty Products segment, the Corporation closed its old East Angus pulping equipment in Québec and recorded closure and restructuring costs totalling $2 million.

NOTE 26

ADDITIONAL INFORMATION

A) CHANGES IN NON-CASH WORKING CAPITAL COMPONENTS ARE DETAILED AS FOLLOWS:

(in millions of Canadian dollars)	2012	2011
Accounts receivable	25	57
Current income tax assets	(2)	(16)
Inventories	15	9
Trade and other payables	4	(74)
Current income tax liabilities	—	2

	42	(22)

B) FINANCING EXPENSE

(in millions of Canadian dollars)	2012	2011
Interest on long-term debt	96	92
Interest income	(3)	(1)
Amortization of financing costs	5	4
Other interest and banking fees	4	5
Interest on employee future benefits	(2)	—

Net financing expense	100	100

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	43

NOTE 27

FINANCIAL INSTRUMENTS

27.1 FAIR VALUE OF FINANCIAL INSTRUMENTS

The classification of financial instruments as at December 31, 2012 and 2011, along with the respective carrying amounts and fair values, is as follows:

		2012		2011
(in millions of Canadian dollars)	NOTE	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Financial assets held for trading
Derivatives	27.4	16	16	21	21
Financial assets available for sale
Other investments		5	5	5	5
Investments in shares held for trading		4	4	2	2
Financial liabilities held for trading
Derivatives	27.4	81	81	92	92
Other financial liabilities
Long-term debt		1,475	1,545	1,407	1,420
Derivatives designated as hedge
Asset derivatives		8	8	8	8
Liability derivatives		29	29	37	37

27.2 DETERMINING THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act.

(i)	The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, trade and other payables and provisions approximate their carrying amounts due to their relatively short maturities.

(ii)	The fair value of investments in shares held for trading is based on observable market data and mainly represents the Corporation’s investment in Junex Inc., which is quoted on the Toronto Stock Exchange.

(iii)	The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and for the credit market liquidity conditions.

27.3 HIERARCHY OF FINANCIAL ASSETS AND LIABILITIES MEASURED AT FAIR VALUE

The following table presents information about the Corporation’s financial assets and financial liabilities measured at fair value on a recurring basis as at December 31, 2012 and 2011 and indicates the fair value hierarchy of the Corporation’s valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

		2012
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	5	—	5	—
Investments in shares held for trading	4	4	—	—
Derivative financial assets	24	—	24	—

Total	33	4	29	—

Financial liabilities
Derivative financial liabilities	110	—	110	—

Total	110	—	110	—

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	44

		2011
(in millions of Canadian dollars)	CARRYING AMOUNT	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Financial assets
Other investments	5	—	5	—
Investments in shares held for trading	2	2	—	—
Derivative financial assets	29	—	29	—

Total	36	2	34	—

Financial liabilities
Derivative financial liabilities	129	—	129	—

Total	129	—	129	—

27.4 FINANCIAL RISK MANAGEMENT

The Corporation’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Corporation’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation’s financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The Board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk and credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

Summary

		2012
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	27.4 A) (i)	12	8	20	(56)	(8)	(64)
Price risk	27.4 A) (ii)	3	1	4	(17)	(15)	(32)
Interest risk	27.4 A) (iii)	—	—	—	(1)	(1)	(2)
Other risk	27.4 D)	—	—	—	—	(12)	(12)

Total		15	9	24	(74)	(36)	(110)

		2011
(in millions of Canadian dollars)		ASSETS			LIABILITIES
RISK	NOTE	SHORT-TERM	LONG-TERM	TOTAL	SHORT-TERM	LONG-TERM	TOTAL
Currency risk	27.4 A) (i)	1	21	22	(1)	(74)	(75)
Price risk	27.4 A) (ii)	5	2	7	(16)	(24)	(40)
Interest risk	27.4 A) (iii)	—	—	—	(1)	(1)	(2)
Other risk	27.4 D)	—	—	—	—	(12)	(12)

Total		6	23	29	(18)	(111)	(129)

A) MARKET RISK

(i) Currency risk

The Corporation operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France, Sweden, Italy and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases, debt and foreign exchange forward contracts.

Management has implemented a policy to manage foreign exchange risk against its functional currency. The Corporation’s risk management policy is to hedge 25% to 90% of anticipated cash flows in each major foreign currency for the next 12 months and to hedge 0% to 75% for the subsequent 24 months.

In 2012, approximately 33% of sales from Canadian operations were made to the United States and 17% of sales from French and Italian operations were made in countries whose currencies were other than the euro. The Corporation’s operation in Sweden is also exposed to currency risk, mainly the euro and the British pound (GBP). Total sales for 2012 from the Corporation’s Swedish operations impacted by the euro or the GBP were approximately CA $40 million.

The Corporation manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. The Corporation may

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	45

designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange loss (gain) on long-term debt in the period in which the respective hedged item affected earnings.

The following table summarizes the Corporation’s commitments to buy and sell foreign currencies as at December 31, 2012 and 2011:

	2012
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives designated as cash flow hedges and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts to buy (US$ for CA$)	0.9987	December 2017	US$	200	8

Subtotal					8

Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts to buy (US$ for CA$)	1.1928	February 2013	US$	310	(61)
Foreign exchange forward contracts to buy (US$ for CA$)	1.1945	May 2013	US$	50	(10)
Currency option and forward contracts bought to sell US$ (US$ for CA$)	1.1700	January to February 2013	US$	124	22
Currency option bought to sell US$ (US$ for CA$)	1.1500	February to May 2013	US$	27	4
Currency option sold to buy US$ (US$ for CA$)	1.0113	February 2013	US$	37.5	(1)
Currency option sold to buy US$ (US$ for CA$)	1.0500	February to December 2017	US$	200	(8)

Subtotal					(54)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales (effective portion):
Foreign exchange forward contracts to sell (US$ for CA$)	1.0450	0 to 12 months	US$	2.5	—
Foreign exchange forward contracts to buy (€ for US$)	1.3142	0 to 12 months	US$	2.4	—
Foreign exchange forward contracts to sell (GBP for €)	1.2567	0 to 12 months	GBP	1.2	—

Subtotal					—

Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments:
Currency option instruments to sell (US$ for CA$)	1.0300	0 to 12 months	US$	35	2
Currency option instruments to sell (US$ for CA$)	1.0426	13 to 24 months	US$	5	—
Foreign exchange forward contracts to buy (US$ for CA$)	0.9932	January 2013	US$	15	—

Subtotal					2

Total					(44)

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	46

	2011
	EXCHANGE RATE	MATURITY	NOTIONAL AMOUNT (IN MILLIONS)		FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Repayment of long-term debt
Derivatives designated as cash flow hedges and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CA$)	0.9987	December 2017	US$	200	7

Subtotal					7

Derivatives designated as held for trading and reclassified in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.1928	February 2013	US$	310	(49)
Foreign exchange forward contracts (US$ for CA$)	1.1945	May 2013	US$	50	(9)
Currency option bought to buy US$ (US$ for CA$)	1.1930	January 2012 to February 2013	US$	100	15
Currency option sold to buy US$ (US$ for CA$)	1.0113	February 2013	US$	37.5	(2)
Currency option sold to buy US$ (US$ for CA$)	1.0350	February 2013 to December 2017	US$	200	(14)

Subtotal					(59)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified in Sales (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.0252	0 to 12 months	US$	64.5	—
Foreign exchange forward contracts (€ for US$)	1.4116	0 to 12 months	US$	1.2	—
Foreign exchange forward contracts (GBP for SEK)	10.5873	0 to 12 months	GBP	3.6	—
Foreign exchange forward contracts (€ for SEK)	9.2497	0 to 12 months		€9.2	—
Foreign exchange forward contracts (GBP for €)	1.1622	0 to 12 months	GBP	4.8	(1)

Subtotal					(1)

Derivatives designated as held for trading and reclassified in Loss (gain) on derivative financial instruments:
Currency option instruments (US$ for CA$)	1.0314	0 to 12 months	US$	32.5	—
Currency option instruments (US$ for CA$)	1.0390	13 to 23 months	US$	40	—

Subtotal					—

Forecasted purchases
Hedge of forecasted purchases designated as cash flow hedges and reclassified in Cost of sales (effective portion):
Foreign exchange forward contracts (US$ for CA$)	1.0457	0 to 11 months	US$	1.8	—

Subtotal					—

Total					(53)

The fair values of foreign exchange forward contracts and currency options are determined using the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the consolidated balance sheet date. The discount rates are adjusted for the credit risk of the Corporation or of the counterparty, as applicable. When determining credit risk adjustments, the Corporation considers master netting agreements, if applicable.

In 2012, if the Canadian dollar had strengthened by $0.01 against the US dollar on average for the year with all other variables held constant, operating income before depreciation for the year would have been approximately $6 million lower, based on the net exposure of total US sales less US purchases of the Corporation’s Canadian operations and operating income before depreciation of the Corporation’s US operations but excluding the effect of this change on the denominated working capital components. The interest expense would have been approximately $1 million lower arising mainly from the Corporation’s US dollar-denominated unsecured senior notes.

In 2012, if the Canadian dollar had strengthened by $0.01 against the euro with all other variables held constant, operating income before depreciation for the year would have been approximately $1 million lower following the translation of operating income of the Corporation’s European operations.

CURRENCY RISK ON TRANSLATION OF SELF-SUSTAINING FOREIGN SUBSIDIARIES

The Corporation has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Corporation may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	47

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the euro as at December 31, 2012 and 2011. The calculation includes the effect of currency hedges of net investment in US foreign entities and assumes that no changes occurred other than a single currency exchange rate movement.

The exposures used in the calculations are the foreign currency-denominated equity and the hedging level as at December 31, 2012 and 2011, with the hedging instruments being the long-term debt denominated in US dollars.

Consolidated Shareholders’ equity: Currency effect before tax of a 10% change

	2012			2011
(in millions of Canadian dollars)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
10% change in the CA$/US$ rate	76	62	14	78	56	22
10% change in the CA$/euro rate	6	—	6	6	—	6

(ii) Price risk

The Corporation is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Corporation uses derivative commodity contracts to help manage its production costs. The Corporation may designate these derivatives as cash flow hedges of anticipated purchases of raw materials, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in Accumulated other comprehensive income (loss) net of related income taxes and are reclassified to earnings as adjustments to Cost of sales in the same period as the respective hedged item affects earnings.

The fair value of these contracts is as follows:

	2012
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	25,000 s.t.	2013	—
Sorted office papers	21,000 s.t.	2013	(1)
Electricity	541,896 MWh	2013 to 2015	(1)
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Natural gas:
Canadian portfolio	11,795,450 GJ	2013 to 2017	(20)
US portfolio	5,807,100 mmBtu	2013 to 2017	(10)

Total			(32)

	2011
	QUANTITY	MATURITY	FAIR VALUE (IN MILLIONS OF CANADIAN DOLLARS)
Forecasted purchases
Derivatives designated as held for trading and reclassified in Cost of sales
Old corrugated containers	160,000 s.t.	2012 to 2016	(1)
Sorted office papers	14,500 s.t.	2012	—
Electricity	315,024 MWh	2012 to 2014	(2)
Derivatives designated as cash flow hedges and reclassified in Cost of sales (effective portion)
Oil Gulf cost	72,875 barrels	2012	1
Natural gas:
Canadian portfolio	12,967,050 GJ	2012 to 2017	(20)
US portfolio	7,943,100 mmBtu	2012 to 2017	(17)

Total			(39)

In 2011, as part of the sale of its Versailles boxboard mill, the Corporation also entered into an agreement to sell natural gas to the acquirer. Maturity of the contracts is 2013 to 2016 with a notional amount of 1,752,768 mmBtu (2011 – 2,994,444 mmBtu). The fair value of this agreement is an asset of $4 million as at December 31, 2012 (2011 – $6 million asset).

The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	48

contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.

The table below shows the effect of changes in the price of old corrugated containers, natural gas and electricity as at December 31, 2012 and 2011. The calculation includes the effect of price hedges of these commodities and assumes that no changes occurred other than a single change in price.

The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, 2012 and 2011, with the hedging instruments being derivative commodity contracts.

Consolidated commodity consumption: Price change effect before tax

	2012			2011
(in millions of Canadian dollars1)	BEFORE HEDGES	HEDGES	NET IMPACT	BEFORE HEDGES	HEDGES	NET IMPACT
US$15/s.t. change in recycled paper price	28	1	27	29	1	28
US$30/s.t. change in commercial pulp price	6	—	6	5	—	5
US$1/mmBTU. change in natural gas price	8	5	3	7	5	2
US$1/MWh change in electricity	2	—	2	2	—	2

1	Sensitivity calculated with an exchange rate of CA$/US$1.00 for 2012 and 2011.

(iii) Interest rate risk

The Corporation has no significant interest-bearing assets.

The Corporation’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2012, approximately 30% (2011 – 22%) of the Corporation’s long-term debt was at variable rates.

Based on the outstanding long-term debt as at December 31, 2012 the impact on interest expense of a 100 basis point change in rate would be approximately $4 million (impact on net earnings is approximately $3 million).

The Corporation has swaps maturing in 2014 and up to 2017 on a notional amount of $50 million. As at December 31, 2012, these agreements are recorded as an asset at a fair value of nil (2011 – nil). Another agreement is a swap maturing in 2013 on a notional amount of US$2 million. The fair value of the swap is nil as at December 31, 2012 (2011 – nil). The Corporation also holds interest rate swaps through RdM. These swaps are contracted to fix the interest rate on a notional amount of €20 million and are maturing in 2015 and 2016. Fair value of these agreements is a liability of $2 million as at December 31, 2012 (December 31, 2011 – $2 million liability).

(iv) Loss (gain) on derivative financial instruments is as follows:

(in millions of Canadian dollars)	2012	2011
Unrealized loss (gain) on derivative financial instruments	(5)	12
Realized gain on derivative financial instruments	(1)	(4)

	(6)	8

B) CREDIT RISK

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Corporation reduces this risk by dealing with creditworthy financial institutions.

The Corporation is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Corporation’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Corporation believes there is no particular concentration of credit risk due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Corporation will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset’s carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in Selling and administrative expenses. When a trade receivable is uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against Selling and administrative expenses in the consolidated statement of earnings.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	49

Loans and notes receivables from business disposals are recognized at fair value. There is no past due amount as at December 31, 2012.

C) LIQUIDITY RISK

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2012 and 2011:

	2012
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	80	80	80	—	—	—
Trade and other payables	551	551	551	—	—	—
Revolving credit facility	401	436	11	11	414	—
Unsecured senior notes	946	1,366	84	74	900	308
Other debts of subsidiaries	53	60	20	15	14	11
Other debts without recourse to the Corporation	90	85	30	19	33	3
Derivative financial liabilities	110	110	74	21	15	—

	2,231	2,688	850	140	1,376	322

	2011
(in millions of Canadian dollars)	CARRYING AMOUNT	CONTRACTUAL CASH FLOWS	LESS THAN ONE YEAR	BETWEEN ONE AND TWO YEARS	BETWEEN TWO AND FIVE YEARS	MORE THAN FIVE YEARS
Non-derivative financial liabilities:
Bank loans and advances	90	90	90	—	—	—
Trade and other payables	539	539	539	—	—	—
Revolving credit facility	282	312	10	10	292	—
Unsecured senior notes	970	1,455	76	93	424	862
Other debts of subsidiaries	61	61	16	17	16	12
Other debts without recourse to the Corporation	112	114	38	22	50	4
Derivative financial liabilities	129	129	18	85	12	14

	2,183	2,700	787	227	794	892

As at December 31, 2012, the Corporation had unused credit facilities of $370 million (December 31, 2011 – $540 million), net of outstanding letters of credit of $29 million (December 31, 2011 – $10 million).

The payments between two and five years include the maturity of the Corporation’s revolving credit and facility of February 2016 and of its unsecured senior notes of December 2017.

D) OTHER RISK

In 2010, the Corporation entered into a put and call agreement with Industria E Innovazione (“Industria”) whereby Cascades had the option to buy 9.07% of the shares of RdM (100% of the shares held by Industria) for €0.43 per share between March 1, 2011 and December 31, 2012. Industria also has the option to require the Corporation to purchase its shares for €0.41 per share between January 1, 2013 and March 31, 2014. The Corporation evaluated these options using the Black-Scholes model and recorded a liability of $12 million (December 31, 2011 – $12 million).

FACTORING OF ACCOUNTS RECEIVABLE

The Corporation sells its accounts receivable from one of its European subsidiaries through a factoring contract with a financial institution. The Corporation uses factoring of receivables as a source of financing by reducing its working capital requirements. When the receivables are sold, the Corporations removes them from the balance sheet, recognizes the amount received as the consideration for the transfer and records a loss on factoring which is included in Financing expenses. As at December 31, 2012, the off-balance sheet impact of the factoring of receivables amounted to $31 million (€24 million). The Corporation expects to continue to sell receivables on an ongoing basis. Should it decide to discontinue this contract, its working capital and bank debt requirements would increase.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	50

NOTE 28

COMMITMENTS AND CONTINGENCIES

a)	The Corporation leases various properties, vehicles and equipment under non-cancellable operating lease agreements.

Future minimum payments under operating leases are as follows:

(in millions of Canadian dollars)	2012	2011
No later than one year	27	27
Later than one year but no later than five years	55	56
More than five years	12	17

b)	Capital Commitments

Capital expenditures contracted at the end of the reporting date but not yet incurred are as follows:

	2012		2011
(in millions of Canadian dollars)	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS	PROPERTY, PLANT AND EQUIPMENT	INTANGIBLE ASSETS
No later than one year	6	2	8	—
Later than one year but no later than five years	1	—	2	—

	7	2	10	—

c)	The Corporation has entered into agreements to guarantee certain obligations in relation to the construction of a new linerboard mill (“Greenpac”) near its Niagara Falls, New York site, in which the Corporation has an interest of 59.7%. The Corporation has guaranteed cost overruns relating to (i) remedial work at its Niagara Falls site, necessary to prepare the construction site to the extent such costs exceed the budgeted costs and funded contingency reserve of $10 million; and (ii) construction costs in excess of the budgeted construction costs. As at December 31, 2012, the Corporation granted US$18 million ($18 million) in letters of credit regarding the Greenpac Project. At this time, the Corporation can anticipate approximately US$9 million ($9 million) will be drawn on the letters of credit to fund the Project by the end of the construction completion. Construction began in June of 2011 and is expected to be completed in July 2013.

d)	In the normal course of operations, the Corporation is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2012 cannot be predicted with certainty, it is management’s opinion that the outcome will not have a material adverse effect on the Corporation’s consolidated financial position, results of operations or its cash flows.

e)	The Corporation is currently working with representatives of the Ontario Ministry of the Environment (MOE) – Northern Region, regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (“Thunder Bay”). The MOE has requested that the Corporation look into a management site plan relating to the sediment quality adjacent to Thunder Bay’s lagoon. Several meetings have been held during the year with the MOE and Resolute Forest Products (“Resolute”), formerly known as AbitibiBowater Inc., a former owner of the facility, that completed, in 2010, a reorganization under court protection in Canada and the United States. A study on the sediment quality and potential remediation options has commenced. Although a loss is probable, it is not possible at this time to estimate the Corporation’s obligation because of the uncertainty surrounding the extent of the environmental impact, the potential remediation alternatives, the concurrence of the MOE, and Resolute’s capacity to assume its proportionate share of responsibility.

The Corporation is also in discussions with representatives of the MOE, regarding its potential responsibility for an environmental impact identified at Thunder Bay. This facility was sold to Thunder Bay Fine Papers Inc. (“Fine Papers”) in 2007. Fine Papers has since sold the facility to Superior Fine Papers Inc. (“Superior”). The MOE has requested that the Corporation together with the former owner Fine Papers and the current owner Superior submit a closure plan for the Waste Disposal Site and a decommissioning plan for the closure and long-term monitoring for the Sewage Works (the “Plans”). Although, the Corporation recognizes that where as a result of past events, there may be an outflow of resources embodying future economic benefits in settlement of a possible obligation, it is not possible at this time to estimate the Corporation’s obligation, since Superior has not submitted all of the Plans and related costs to allow the Corporation to perform an evaluation nor does the Corporation have access to the site. Moreover, the Corporation is unable to ascertain the value of the assets remaining on its former site which may be available to fund this potential obligation. The Corporation is pursuing all available legal remedies to resolve the situation. In any event, management does not consider the Corporation’s potential obligation to be significant.

The Corporation has recorded an environmental reserve to address its estimated exposure for these matters.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	51

NOTE 29

RELATED PARTY TRANSACTIONS

The Corporation entered into the following transactions with related parties:

(in millions of Canadian dollars)	JOINT VENTURES	ASSOCIATES
2012
Sales to related parties	54	45
Purchases from related parties	32	44
2011
Sales to related parties	63	111
Purchases from related parties	33	42

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

In addition to related party balance presented elsewhere in these consolidated financial statements, the following balances were outstanding at the end of the reporting period:

(in millions of Canadian dollars)	DECEMBER 31, 2012	DECEMBER 31, 2011
Receivables from related parties
Joint ventures	7	16
Associates	7	8
Payables to related parties
Joint ventures	9	17
Associates	4	4

The receivables from related parties arise mainly from sale transactions. The receivables are unsecured in nature and bear no interest. There are no provisions held against receivables from related parties. The payables to related parties arise mainly from purchase transactions. The payables bear no interest.

CASCADES 2012 ANNUAL REPORT CONSOLIDATED FINANCIAL STATEMENTS	52